Management’s Report on Internal Control over Financial Reporting

Management of CAE is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f), 15d-15(f) under the Securities Exchange Act of 1934). CAE’s internal control over financial reporting is a process designed under the supervision of CAE’s President and Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with Canadian generally accepted accounting principles.

As of March 31, 2008, Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, Management concluded that the Company’s internal control over financial reporting as of March 31, 2008 was effective.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2008 has been audited by PricewaterhouseCoopers LLP, an independent auditor.

Independent Auditors’ Report

To the Shareholders of CAE Inc.

We have completed integrated audits of the consolidated financial statements and internal control over financial reporting of CAE Inc. (the “Company”) as at March 31, 2008 and 2007 and audit of its 2006 consolidated financial statements. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of the Company as at March 31, 2008 and 2007, and the related consolidated statement of earnings, retained earnings, comprehensive income, accumulated other comprehensive loss and cash flows for each of the three years in the period ended March 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s financial statements as at March 31, 2008 and 2007 and for each of the years in the two year period then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). We conducted our audit of the Company’s financial statements for the year ended March 31, 2006 in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at March 31, 2008 and 2007 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2008 in accordance with Canadian generally accepted accounting principles.

As described in note 2 to the consolidated financial statements, the Company has changed its accounting for financial instruments and hedging relationships.

Internal control over financial reporting

We have also audited the Company’s internal control over financial reporting as at March 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at March 31, 2008 based on criteria established in Internal Control — Integrated Framework issued by the COSO.

Chartered Accountants
May 13, 2008
Montreal, Quebec, Canada

Consolidated Balance Sheets

As at March 31

(amounts in millions of Canadian dollars)	2008	2007

Assets

Current assets

Cash and cash equivalents	$255.7	$150.2

Accounts receivable (Note 6)	255.0	219.8

Inventories (Note 7)	229.9	203.8

Prepaid expenses	32.7	23.5

Income taxes recoverable	39.0	24.7

Future income taxes (Note 14)	14.1	3.7

	826.4	625.7

Property, plant and equipment, net (Note 8)	1,046.8	986.6

Future income taxes (Note 14)	64.3	81.5

Intangible assets (Note 9)	62.0	36.0

Goodwill (Note 10)	115.5	96.9

Other assets (Note 11)	138.2	129.5

	$2,253.2	$1,956.2

Liabilities and Shareholders’ Equity

Current liabilities

Accounts payable and accrued liabilities	$482.7	$403.9

Deposits on contracts	209.3	184.8

Current portion of long-term debt (Note 12)	27.3	27.2

Future income taxes (Note 14)	16.8	4.9

	736.1	620.8

Long-term debt (Note 12)	352.5	256.0

Deferred gains and other long-term liabilities (Note 13)	184.9	232.7

Future income taxes (Note 14)	31.2	16.8

	1,304.7	1,126.3

Shareholders’ Equity

Capital stock (Note 15)	418.9	401.7

Contributed surplus (Note 15)	8.3	5.7

Retained earnings	644.5	510.2

Accumulated other comprehensive loss	(123.2)	(87.7)

	948.5	829.9

	$2,253.2	$1,956.2

Contingencies and commitments (Notes 19 and 20)

The accompanying notes form an integral part of these Consolidated Financial Statements.

Consolidated Statements of Earnings

Years ended March 31

(amounts in millions of Canadian dollars, except per share amounts)	2008	2007	2006

Revenue	$1,423.6	$1,250.7	$1,107.2

Earnings before interest and income taxes (Note 25)	$251.5	$189.4	$104.0

Interest expense, net (Note 12)	17.5	10.6	16.2

Earnings before income taxes	$234.0	$178.8	$87.8

Income tax expense (Note 14)	69.2	49.7	18.2

Earnings from continuing operations	$164.8	$129.1	$69.6

Results of discontinued operations (Note 5)	(12.1)	(1.7)	(6.0)

Net earnings	$152.7	$127.4	$63.6

Basic and diluted earnings per share from continuing operations	$0.65	$0.51	$0.28

Basic earnings per share	$0.60	$0.51	$0.25

Diluted earnings per share	$0.60	$0.50	$0.25

Weighted average number of shares outstanding (basic) (Note 15)	253.4	251.1	249.8

Weighted average number of shares outstanding (diluted) (Note 15)	254.6	253.0	252.1

The accompanying notes form an integral part of these Consolidated Financial Statements.
Consolidated Statements of Retained Earnings

Years ended March 31

(amounts in millions of Canadian dollars)	2008	2007	2006

Retained earnings at beginning of year	$510.2	$392.8	$339.2

Transition adjustments – Financial instruments (Note 2)	(8.3)	-	-

Net earnings	152.7	127.4	63.6

Dividends	(10.1)	(10.0)	(10.0)

Retained earnings at end of year	$644.5	$510.2	$392.8

The accompanying notes form an integral part of these Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

Years ended March 31

(amounts in millions of Canadian dollars)	2008	2007	2006

Net earnings	$152.7	$127.4	$63.6

Other comprehensive (loss) income, net of income taxes:

Foreign Currency Translation Adjustment

Net foreign exchange (losses) gains on translation of financial

statements of self-sustaining foreign operations	(50.2)	26.1	(49.2)

Net change in gains on certain long-term debt denominated in foreign currency and designated as hedges on net

investments of self-sustaining foreign operations	15.7	1.5	4.6

Reclassifications to income	-	-	(5.3)

Income tax adjustment	(0.6)	(0.1)	1.0

	(35.1)	27.5	(48.9)

Net Changes in Cash Flow Hedge

Net change in gains on derivative items designated as hedges

of cash flows	29.7	-	-

Reclassifications to income or to the related non-financial

assets or liabilities	(25.2)	-	-

Income tax adjustment	(1.4)	-	-

	3.1	-	-

Total other comprehensive (loss) income	(32.0)	27.5	(48.9)

Comprehensive income	$120.7	$154.9	$14.7

The accompanying notes form an integral part of these Consolidated Financial Statements.
Consolidated Statement of Accumulated Other Comprehensive Loss
			Accumulated
Foreign Currency			Other
As at and for the year ended March 31, 2008	Translation	Cash Flow Comprehensive
(amounts in millions of Canadian dollars)	Adjustment	Hedge	Loss

Foreign currency translation adjustment reclassification	$(87.7)	$-	$(87.7)
Transition adjustments – Financial instruments (Note 2)	-	(3.5)	(3.5)

Balance in accumulated other comprehensive loss on
April 1, 2007	$(87.7)	$(3.5)	$(91.2)
Details of other comprehensive loss:
Net change in (losses) gains	(34.5)	29.7	(4.8)
Reclassifications to income or to the related non financial
assets or liabilities	-	(25.2)	(25.2)
Income tax adjustment	(0.6)	(1.4)	(2.0)

Total other comprehensive loss for year	$(35.1)	$3.1	$(32.0)

Balance in accumulated other comprehensive loss	$(122.8)	$(0.4)	$(123.2)

The accompanying notes form an integral part of these Consolidated Financial Statements.

Consolidated Statements of Cash Flows
Years ended March 31
(amounts in millions of Canadian dollars)	2008	2007	2006

Operating Activities
Net earnings	$152.7	$127.4	$63.6
Results of discontinued operations (Note 5)	12.1	1.7	6.0

Earnings from continuing operations	164.8	129.1	69.6
Adjustments to reconcile earnings to cash flows from operating activities:
Depreciation	60.6	55.0	52.5
Financing cost amortization	0.8	0.8	2.2
Amortization and write down of intangible and other assets	16.9	15.8	22.9
Future income taxes (Note 14)	26.4	(14.2)	5.1
Investment tax credits	15.4	19.3	(11.8)
Stock-based compensation plans (Note 16)	(0.8)	24.6	12.2
Employee future benefits, net	0.1	(0.9)	(2.0)
Other	(7.6)	(10.4)	(3.9)
Changes in non-cash working capital (Note 18)	(15.7)	20.2	79.1

Net cash provided by continuing operating activities	260.9	239.3	225.9
Net cash provided by discontinued operating activities	-	-	2.1

Net cash provided by operating activities	260.9	239.3	228.0

Investing Activities
Business acquisitions (net of cash and cash equivalents acquired) (Note 3)	(41.8)	(4.4)	2.6
Proceeds from disposal of discontinued operations (net of cash and cash
equivalents disposed) (Note 5)	-	(3.8)	(4.9)
Capital expenditures	(189.5)	(158.1)	(130.1)
Deferred development costs	(16.5)	(3.0)	(1.8)
Deferred pre-operating costs	(3.9)	(5.9)	(0.7)
Other	(5.5)	(2.9)	(9.9)

Net cash used in continuing investing activities	(257.2)	(178.1)	(144.8)
Net cash used in discontinued investing activities	-	-	(2.3)

Net cash used in investing activities	(257.2)	(178.1)	(147.1)

Financing Activities
Net borrowing under revolving unsecured credit facilities (Note 12)	-	(0.6)	(30.7)
Proceeds from long-term debt, net of transaction costs and debt basis
adjustment (Note 12)	141.1	45.8	32.1
Reimbursement of long-term debt (Note 12)	(37.4)	(39.8)	(65.7)
Dividends paid	(9.8)	(9.8)	(9.7)
Common stock issuance (Note 15)	13.9	10.0	8.0
Other	(5.9)	(2.1)	11.6

Net cash provided by (used in) continuing financing activities	101.9	3.5	(54.4)
Net cash provided by discontinued financing activities	-	-	1.2

Net cash provided by (used in) financing activities	101.9	3.5	(53.2)

Effect of foreign exchange rate changes on cash and cash equivalents	(0.1)	4.4	(8.1)

Net increase in cash and cash equivalents	105.5	69.1	19.6
Cash and cash equivalents at beginning of year	150.2	81.1	61.5

Cash and cash equivalents at end of year	$255.7	$150.2	$81.1

Supplementary Cash Flows Information (Note 18)
The accompanying notes form an integral part of these Consolidated Financial Statements.

Notes to the Consolidated Financial Statements

Years ended March 31, 2008, 2007 and 2006 (amounts in millions of Canadian dollars)

Note 1 Nature of Operations and Significant Accounting Policies

Nature of operations

CAE Inc. (or the Company) designs, manufactures and supplies simulation equipment and services and develops integrated training solutions for the military, commercial airlines, business aircraft operators and aircraft manufacturers. CAE’s flight simulators replicate aircraft performance in normal and abnormal operations as well as a comprehensive set of environmental conditions utilizing visual systems that contain an extensive database of airports, other landing areas, flying environments, motion and sound cues to create a fully immersive training environment. The Company offers a full range of flight training devices based on the same software used in its simulators. The Company also operates a global network of training centres in locations around the world.

The Company’s operations are managed through four segments:

(i)	Simulation Products/Civil – Designs, manufactures and supplies civil flight simulators, training devices and visual systems;

(ii)	Simulation Products/Military – Designs, manufactures and supplies advanced military training products for air, land and sea applications;

(iii)	Training & Services/Civil – Provides business and commercial aviation training and related services;

(iv)	Training & Services/Military – Supplies military turnkey training and operational solutions, support services, life extensions, systems maintenance and modelling and simulation solutions.

Generally accepted accounting principles and financial statement presentation

The Company’s accounting policies and those of its subsidiaries conform, in all material respects, to Canadian generally accepted accounting principles (GAAP), as defined by the Canadian Institute of Chartered Accountants (CICA). In some respects, these accounting principles differ from United States generally accepted accounting principles (U.S. GAAP). The main differences are described in Note 26.

Except where otherwise indicated, all amounts in these consolidated financial statements are expressed in Canadian dollars.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires CAE’s management (Management) to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the period reported. Management reviews its estimates on an ongoing basis, particularly as they relate to accounting for long-term contracts, useful lives, employee future benefits, income taxes, impairment of long-lived assets, fair value of certain financial instruments, goodwill and intangibles, based on Management’s best knowledge of current events and actions that the Company may undertake in the future. Actual results could differ from those estimates; significant changes in estimates and/or assumptions could result in the impairment of certain assets.

Basis of consolidation

The consolidated financial statements include the accounts of CAE Inc. and of all its majority-owned subsidiaries, and variable interest entities for which the Company is the primary beneficiary. They also include the Company’s proportionate share of assets, liabilities and earnings of joint ventures in which the Company has an interest (refer to Note 4). All significant intercompany accounts and transactions have been eliminated. Investments over which the Company exercises significant influence are accounted for using the equity method and portfolio investments are accounted for at fair value unless there is no readily available market value.

Revenue Recognition

Multiple-element arrangements

The Company sometimes enters into multiple-element revenue arrangements, which may include a combination of design, engineering and manufacturing of flight simulators, spare parts and maintenance. A multiple-element arrangement is separated into more than one unit of accounting, and applicable revenue recognition criteria is considered separately for the different units of accounting if all of the following criteria are met:

(i)	The delivered item has value to the customer on a stand-alone basis;

(ii)	There are objective and reliable evidence of the fair value of the undelivered item (or items);

(iii)	If the arrangement includes a general right of return related to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor.

The allocation of the revenue from a multiple deliverable agreement is based on fair value of an undelivered item as evidenced by the price of the item regularly charged by the Company on an individual basis or on other foundations covered by the concept of vendor-specific objective evidence as presented in the Statement of Position (SOP) 97-2, Software Revenue Recognition issued by the American Institute of Certified Public Accountants. The Company does enter into stand-alone transactions on a regular basis in regards to the sale of spare parts and maintenance arrangements, therefore the price charged when the elements are sold separately is readily available. The process for determining fair value of undelivered items, with respect to the design, engineering and manufacturing of flight simulators, entails evaluating each transaction and taking into account the unique features of each deal.

The applicable revenue recognition criteria for the separated units of accounting in regards to the individual design, engineering and manufacturing of flight simulators, spare parts and maintenance elements are described below.

Long-term contracts

Revenue from long-term contracts for the design, engineering and manufacturing of flight simulators is recognized using the percentage-of-completion method when there is persuasive evidence of an arrangement, when the fee is fixed or determinable and when collection is reasonably certain. Under this method, revenue and earnings are recorded as related costs are incurred, on the basis of the percentage of actual costs incurred to date, related to the estimated total costs to complete the contract. The cumulative impact of any revisions in cost and earning estimates are reflected in the period in which the need for a revision becomes known. Provisions for estimated contract losses, if any, are recognized in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. Warranty provisions are recorded when revenue is recognized, based on past experience. Generally, no right of return or complementary upgrade is provided to customers. Post-delivery customer support is billed separately, and revenue is recognized over the support period.

Product maintenance

Revenue from maintenance contracts is recognized in earnings on a straight-line basis over the contract period. In situations when it is clear that costs will be incurred by using a basis other than a straight-line method, based on historical evidence, revenue is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract.

Spare parts

Revenue from the sale of spare parts is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured.

Software arrangements

The Company also enters into software arrangements to sell, independently or in multiple-element arrangements, stand-alone software, services, maintenance and software customization. Revenue from software arrangements is recognized in accordance with the guidance set out in the SOP 97-2 as described in more detail as follows:

(i)	Stand-alone products

Revenue from software license arrangements that do not require significant production, modification, or customization of software, is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured.

(ii)	Consulting services

Revenues arising from direct consulting or training services that are provided to customers are recognized as the services are rendered.

(iii)	Maintenance

Maintenance and support revenues are recognized ratably over the term of the related agreements.

(iv)	Multiple-element arrangements

The Company sometimes enters into multiple-element revenue software arrangements, which may include any combination of software, services or training, customization and maintenance. In such instances, the fee is allocated to the various elements as previously described.

(v)	Long-term software arrangements

Revenues from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software are also recognized under the percentage-of-completion method.

Training services

Training services are recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, recovery is reasonably certain and the services have been rendered.

Foreign currency translation

Self-sustaining foreign operations

Assets and liabilities of self-sustaining foreign operations are translated at exchange rates in effect at the balance sheet date and revenue and expenses are translated at the average exchange rates for the period. Foreign gains or losses arising from the translation into Canadian dollars are included in accumulated other comprehensive loss, which is a separate component of shareholders' equity.

Amounts related to foreign currency translation in accumulated other comprehensive loss are released to the Consolidated Statement of Earnings when the Company reduces its overall net investment in foreign operations by way of a reduction in capital or through the settlement of long-term intercompany balances, which had been considered part of the Company’s overall net investment.

Foreign currency transactions

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at the prevailing exchange rate at the balance sheet date. Non-monetary assets and liabilities denominated in currencies other than the functional currency and revenue and expense items are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions. Translation gains or losses are included in the determination of earnings, except those related to long-term intercompany account balances, which form part of the overall net investment in foreign operations, and those arising from the translation of debt denominated in foreign currencies and designated as hedges on the overall net investments of self-sustaining foreign operations which are included in the accumulated other comprehensive loss.

Cash and cash equivalents

Cash and cash equivalents consist of cash and highly-liquid investments with original terms to maturity of 90 days or less at date of purchase.

Accounts receivable

Receivables are carried at amortized cost using the effective interest method, net of a provision for doubtful accounts, based on expected recoverability. The Company is involved in a program under which it sells certain of its accounts receivable to a third party for a cash consideration without recourse to the Company. These transactions are accounted for when the Company is considered to have surrendered control over the transferred accounts receivable. Losses and gains on these transactions are recognized in net earnings.

Inventories

Long-term contract inventories resulting from applying the percentage-of-completion method to account for revenues for most of the Company’s long-term contracts are included as part of inventories and consist of materials, direct labour, relevant manufacturing overhead, and estimated contract margins.

Work in process is stated at the lower of cost and net realizable value. The cost of work in process includes material, labour, and an allocation of manufacturing overhead.

Raw materials are valued at the lower of average cost and replacement cost. Spare parts to be used in the normal course of business are valued at the lower of cost and replacement cost.

Long-lived assets

Property, plant and equipment and amortization

Property, plant and equipment are recorded at cost less accumulated depreciation, net of any impairment charges. The declining balance and straight-line methods are used to calculate amortization over the estimated useful lives of the assets as follows:

	Method	Rates/ Years

Buildings and improvements	Declining balance / Straight-line	5 to 10% / 10 to 20 years
Simulators	Straight-line (10% residual)	Not exceeding 25 years
Machinery and equipment	Declining balance / Straight-line	20 to 35% / 3 to 10 years

Asset retirement obligations

Asset retirement obligations are recognized in the period in which the Company incurs a legal obligation associated to the retirement of an asset. The obligation is measured initially at fair value discounted to its present value using a credit-adjusted risk-free interest rate, and the resulting costs are capitalized into the carrying value of the related assets. The associated liability is accreted to the estimated fair value of the obligation at the settlement date through periodic accretion charges to earnings. Costs related to asset retirement obligations are depreciated over the remaining useful life of the underlying asset.

The Company has a known conditional asset retirement obligation which is the asbestos remediation activities to be performed in the future, that is not reasonably estimable due to insufficient information about the timing and method of settlement of the obligation. Accordingly, this obligation has not been recorded in the consolidated financial statements because the fair value cannot be reasonably estimated. A liability for this obligation will be recorded in the period when sufficient information regarding timing and method of settlement becomes available to make a reasonable estimate of the liability’s fair value.

Leases

The Company enters into leases in which substantially all the benefits and risks of ownership transferred to the Company are recorded as capital leases and classified as property, plant and equipment and long-term borrowings. All other leases are classified as operating leases under which leasing costs are expensed in the period in which they are incurred and straight-line over the terms of the lease. Gains, net of transaction costs, related to the sale and leaseback of simulators are deferred and the net gains in excess of the residual value guarantees are amortized over the term of the lease. When at the time of the sale and leaseback transactions, the fair value of the asset is less than the carrying value, the difference is recognized as a loss in the Company’s net earnings immediately. The residual value guarantees are ultimately recognized in the Company’s net earnings upon expiry of the related sale and leaseback agreement.

Interest capitalization

Interest costs relating to the construction of simulators, buildings for training centres and other internally developed assets are capitalized as part of the cost of property, plant and equipment. Capitalization of interest ceases when the asset is completed and ready for productive use.

Intangible assets with definite useful lives and amortization

Intangible assets with definite useful lives are recorded at their fair value at the acquisition date. Amortization is calculated using the straight-line method for all intangible assets over their estimated useful lives as follows:

		Weighted
		Average
	Amortization	Amortization
	Period	Period

Trade names	2 to 20 years	18
Customer relations	4 to 10 years	9
Customer contractual agreements	10 to 15 years	11
Technology	5 to 10 years	10
Enterprise resource planning and other software	5 to 10 years	7
Other intangible assets	3 to 20 years	15

Impairment of long-lived assets

Long-lived assets or asset groups are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable, as measured by comparing its carrying amount to the estimated undiscounted future cash flows generated by their use and eventual disposal. Impairment, if any, is measured as the excess of the carrying amount of the asset or asset group over its fair value.

Other assets

Research and development (R&D) costs

Research costs are charged to consolidated earnings in the period in which they are incurred. Development costs are also charged to consolidated earnings in the period incurred unless they meet all the criteria for deferral, as per CICA Handbook Section 3450, Research and Development Costs, and their recovery is reasonably assured. Government contribution arising from research and development activities is deducted from the related costs or assets, if deferred. Amortization of development costs deferred to future periods commences with the commercial production of the product and is charged to consolidated earnings based on anticipated sales of the product, when possible, over a period not exceeding five years using the straight-line method.

Pre-operating costs

The Company defers costs incurred during the pre-operating period for all new operations related to training centres. Pre-operating costs are incremental in nature and are considered by Management to be recoverable from the future operations of the new training centre. Capitalization ceases upon the opening of the training centre. Deferred pre-operating costs are amortized over a five-year period using the straight-line method.

Deferred financing costs

Deferred financing costs related to the revolving unsecured term credit facilities and sale and leaseback agreements are included in other assets and amortized on a straight-line basis over the term of the related financing agreements.

Restricted cash

The Company is required to hold a defined amount of cash as collateral under the terms of subsidiaries external bank financing, government-related sales contracts and business acquisition arrangements.

Business combinations and goodwill

Acquisitions are accounted for using the purchase method and, accordingly, the results of operations of the acquired business are included in the Consolidated Statements of Earnings effective on their respective dates of acquisition.

Goodwill represents the excess of the cost of acquired businesses over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate a potential impairment in value.

The impairment test consists of a comparison of the fair value of the Company’s reporting units with their carrying amount. When the carrying amount of the reporting unit exceeds its fair value, the Company compares, in a second phase, the fair value of goodwill related to the reporting unit to its carrying value and recognizes, if required, an impairment loss equal to the excess. The fair value of a reporting unit is calculated based on one or more fair value measures, including present value techniques of estimated future cash flows and estimated amounts at which the unit, as a whole, could be purchased or sold in a current transaction between willing unrelated parties. If the carrying amount of the reporting unit exceeds its fair value, the second phase requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of that reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in consolidated net earnings.

Income taxes and investment tax credits

The Company uses the tax liability method to account for income taxes. Under this method, future income tax assets and liabilities are determined according to differences between the carrying value and the tax bases of assets and liabilities.

This method also requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that the realization of such benefits is more likely than not. A valuation allowance is recognized to the extent that, in the opinion of Management, it is more likely than not that the future income tax assets will not be realized.

Future tax assets and liabilities are measured by applying enacted or substantively enacted rates and laws at the date of the consolidated financial statements for the years in which the temporary differences are expected to reverse.

The Company does not provide for income taxes on undistributed earnings of foreign subsidiaries that are not expected to be repatriated in the foreseeable future.

Investment tax credits (ITCs) arising from R&D activities are deducted from the related costs and are accordingly included in the determination of net earnings when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of property, plant and equipment and deferred development costs are deducted from the cost of those assets with amortization calculated on the net amount.

The Company is subject to examination by taxation authorities in various jurisdictions. The determination of tax liabilities and ITCs recoverable involve certain uncertainties in the interpretation of complex tax regulations. Therefore, the Company provides for potential tax liabilities and ITCs recoverable based on Management’s best estimates. Differences between the estimates and the ultimate amounts of taxes and ITCs are recorded in net earnings at the time they can be determined.

Stock-based compensation plans

The Company’s stock-based compensation plans consist of five individual plans: an Employee Stock Option Plan (ESOP), an Employee Stock Purchase Plan (ESPP), a Deferred Share Unit (DSU) plan for executives, a Long-Term Incentive Deferred Share Unit (LTI-DSU) plan and a Long-Term Incentive Restricted Share Unit (LTI-RSU) plan. All plans are described in Note 16.

Using the fair value method, compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to contributed surplus in shareholders’ equity. The Company estimates the fair value of options using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, valuation models generally require the input of highly-subjective assumptions including expected stock price volatility.

In Note 16, pro forma consolidated net earnings and pro forma basic and diluted net earnings per share figures are presented as if the fair value based method of accounting had been used to account for stock options granted to employees during fiscal 2003.

A compensation expense is also recognized for the Company’s portion of the contributions made under the ESPP and for the grant date amount of vested units at their respective valuations for the DSU, LTI-DSU and LTI-RSU plans. Any subsequent changes in the Company’s stock price affect the compensation expense. The Company has entered into equity swap agreements with major Canadian financial institutions in order to reduce its cash and earnings exposure related to the fluctuation in the Company’s share price relating to the DSU and LTI-DSU programs.

CAE's practice is to issue options in May of each fiscal year or at the time of hiring of new employees or new appointments. In both instances these options vest equally over four years. Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to share capital together with any related stock-based compensation expense.

Since the adoption of Emerging Issues Committee (EIC)-162, Stock-Based Compensation for Employees Eligible to Retire Before the Vesting Date, during fiscal 2007, the Company recognizes the stock-based compensation expense for employees who will become eligible for retirement during the vesting period over the period from grant date to the date the employee becomes eligible to retire. In addition, if an employee is eligible to retire on the grant date, the compensation expense must be recognized at that date unless the employee is under contract which, in that case, the compensation expense must be recognized over the term of the contract.

Employee future benefits

The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings. The service costs and the pension obligations are actuarially determined using the projected benefit method prorated on employee service and Management’s best estimate of expected plan investment performance, salary escalation and retirement ages of employees. For the purpose of calculating the expected return on plan assets, the relevant assets are valued at fair value. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the remaining service period of active employees. Past service costs, arising from plan amendments, are deferred and amortized on a straight-line basis over the average remaining service lives of active employees at the date of amendment.

When a curtailment arises, any unamortized past service costs associated with the reduction of future services is recognized immediately. Also, the increase or decrease in benefit obligations is recognized as a loss or gain, net of unrecognized actuarial gains or losses. Finally, when an event gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

Earnings per share

Earnings per share are calculated by dividing consolidated net earnings available for common shareholders by the weighted average number of common shares outstanding during the year. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date unless it is anti-dilutive. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period.

Disposal of long-lived assets and discontinued operations

Long-lived assets to be disposed of by sale are measured at the lower of their carrying amounts or fair value less selling costs and are not amortized as long as they are classified as assets to be disposed of by sale. Operating results of a company’s components disposed of by sale or being classified as held-for-sale are reported as discontinued operations if the operations and cash flows of those components have been, or will be, eliminated from the Company’s current operations pursuant to the disposal and if the Company does not have significant continuing involvement in the operations of the component after the disposal transaction. A component of an enterprise includes operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company’s operations and cash flows.

Hedging relationships and derivative financial instruments

On April 1, 2007, the Company adopted CICA Handbook Section 1530, Comprehensive Income, Section 3855, Financial Instruments – Recognition and Measurement and Section 3865, Hedges, which provide accounting guidelines for recognition and measurement of financial assets, financial liabilities and non-financial derivatives, and describe when and how hedge accounting may be applied. The Company’s adoption of these financial instruments standards resulted in changes in the accounting for financial instruments and hedges which are further described in Note 2.

Government cost sharing

Contributions from Industry Canada under the Technology Partnerships Canada program (TPC) and from Investissement Québec for costs incurred in R&D programs, are recorded as a reduction of costs or as a reduction of capitalized costs.

A liability to repay the government contribution is recognized when conditions arise and the repayment thereof is reflected in the consolidated statements of earnings when royalties become due.

Severance, termination benefits and costs associated with exit and disposal activities

In accordance with EIC-134, Accounting for Severance and Termination Benefits and EIC-135, Accounting for Costs Associated with Exit and Disposal Activities (Including Costs Incurred in a Restructuring), the Company recognizes severance benefits that do not vest when the decision is made to terminate the employee. Special termination benefits are accounted for when Management commits to a plan that specifically identifies all significant actions to be taken and commits the entity to the event that obligates it under the terms of the contract with its employees to pay such termination benefits. Such termination benefits and the benefit arrangement are communicated to the employees in sufficient detail to enable them to determine the type and amount of benefits they will receive when their employment is terminated. All other costs associated with restructuring, exit and disposal activities are recognized in the period in which they are incurred and measured at their fair value.

Disclosure of guarantees

The Company discloses information concerning certain types of guarantees that may require payments, contingent on specified types of future events. In the normal course of business, CAE issues letters of credit and performance guarantees.

Note 2

Changes in Accounting Policies

Accounting changes

On April 1, 2007, the Company adopted CICA Handbook Section 1506, Accounting Changes. This standard establishes criteria for changing accounting policies, along with the accounting treatment and disclosure regarding changes in accounting policies, estimates and correction of errors. The application of this revised standard had no effect to the Company’s consolidated financial statements.

Financial instruments and hedging relationships

On April 1, 2007, the Company adopted CICA Handbook Section 1530, Comprehensive Income, Section 3855, Financial Instruments – Recognition and Measurement and Section 3865, Hedges, which provide accounting guidelines for recognition and measurement of financial assets, financial liabilities and non-financial derivatives, and describe when and how hedge accounting may be applied.

The Company’s adoption of these financial instruments standards resulted in changes in the accounting for financial instruments and hedges. The impact of these new standards is presented as a transitional adjustment in opening retained earnings and opening accumulated other comprehensive loss, as applicable. The comparative consolidated financial statements have not been restated except for the foreign currency translation adjustment, which is now disclosed as a part of accumulated other comprehensive loss. The resulting changes in the accounting for financial instruments and hedges due to the adoption of these accounting standards are described further.

(i)	Comprehensive income

Comprehensive income, established under CICA Section 1530, is a standard that provides guidance on the presentation of comprehensive income which is defined as the change in shareholders’ equity, from transactions and other events and circumstances from non-owner sources, and is composed of the Company’s net earnings and other comprehensive income (loss).

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that are recognized in comprehensive income (loss), but excluded from net earnings, and includes net changes in unrealized foreign exchange gains (losses) on translating financial statements of self-sustaining foreign operations, net changes in gains (losses) on items designated as hedges on net investments including reclassification to earnings and net changes in gains (losses) on derivative items designated as hedges of cash flows and net changes on financial assets classified as available for sale, all net of income taxes.

(ii)	Financial assets and financial liabilities

Section 3855 requires that financial assets and financial liabilities, including derivative financial instruments, be recognized on the consolidated balance sheet when the Company becomes a party to the contractual provisions of the financial instrument. On initial recognition, all financial instruments subject to Section 3855, including embedded derivative financial instruments that are not clearly and closely related to the host contract, must be measured at fair value. Financial assets and financial liabilities are initially recognized at fair value and are classified into one of these five categories: held-for-trading, held-to-maturity investments, loans and receivables, other financial liabilities and available-for-sale financial instruments. They are subsequently accounted for based on their classification as described below. The classification depends on the purpose for which the financial instruments were acquired and their characteristics. Except in very limited circumstances, the classification is not changed subsequent to initial recognition.

Held-for-trading

Financial instruments classified as held-for-trading are carried at fair value at each balance sheet date with the changes in fair value recorded in net earnings in the period in which these changes arise. Section 3855 allows an entity to designate any financial instrument as held-for-trading on initial recognition or adoption of the accounting standard if reliable fair values are available, even if that instrument would not otherwise satisfy the definition of held-for-trading (fair value option).

Held-to-maturity investments, loans and receivables and other financial liabilities

Financial instruments classified as held-to-maturity investments, loans and receivables, and other financial liabilities are carried at amortized cost using the effective interest method. The interest income or expense is included in net earnings in the period. The Company’s long-term debt, including related debt issue costs, is accounted for at the amortized cost using the effective interest method.

Available-for-sale

Financial instruments classified as available-for-sale are carried at fair value at each balance sheet date with the changes in fair value recorded in other comprehensive income (loss) in the period in which the changes arise. Securities that are classified as available-for-sale and do not have a readily available market value are recorded at cost. Available-for-sale securities are written down to fair value through earnings whenever it is necessary to reflect other-than-temporary impairment. Upon de-recognition, all cumulative gains or losses are then recognized in net earnings.

As a result of the adoption of these new standards, the Company has classified its cash and cash equivalents as held-for-trading. Accounts receivable are classified as loans and receivables. Except for a minority interest investment classified as available-for-sale, the Company’s investments consist of equity of entities subject to significant influence and joint ventures which are excluded from the scope of this standard. Accounts payable and accrued liabilities and long-term debt, including interest payable, are classified as other financial liabilities, all of which are measured at amortized cost using the effective interest method. All derivative instruments are classified as held-for-trading.

(iii)	Derivatives and hedge accounting

Derivatives

All derivative instruments are recorded in the consolidated balance sheets at fair value at each balance sheet date. Derivatives may be embedded in other financial instruments or in a non-financial contract (host contract). Prior to the adoption of the new standards, such embedded derivatives were not accounted for separately from the host contract. Under the new standards, embedded derivatives are treated as separate derivatives if their economic characteristics and risks are not clearly and closely related to those of the host contract, the terms of the embedded derivative are the same as those of a stand-alone derivative, and the combined contract is not held for trading or designated at fair value. These embedded derivatives are measured at fair value at each balance sheet date with subsequent changes recognized in net earnings in the period in which the changes arise.

Hedge accounting

Under the new standards, all derivatives are recorded at fair value. The method of recognizing fair value gains and losses depends on whether derivatives are held for trading or are designated as hedging instruments, and, if the latter, the nature of the risks being hedged. All gains and losses from changes in the fair value of derivatives not designated as hedges are recognized in the consolidated statements of earnings. When derivatives are designated as hedges, the Company classifies them either as: (a) hedges of the change in fair value of recognized assets or liabilities or firm commitments (fair value hedges); or (b) hedges of the variability in highly probable future cash flows attributable to a recognized asset or liability, or a forecasted transaction (cash flow hedges).

Fair value hedge

The Company has outstanding and discontinued interest rate swap contracts, which it designates as fair value hedges related to variations of the fair value of its long-term debt due to change in LIBOR interest rates. In a fair value hedge relationship outstanding on the transition date, gains or losses from the measurement of derivative hedging instruments at fair value are recorded in earnings, while gains or losses on the hedged items attributable to the hedged risks are accounted for as an adjustment to the carrying amount of hedged items and are recorded in earnings. For the fair value hedge that was discontinued prior to the transaction date, the carrying amount of the hedged item is adjusted by the remaining balance of any deferred gain or loss on the hedging item. The adjustment is amortized in earnings.

Cash flow hedge

The Company has forward exchange and swap contracts, which it designates as cash flow hedges of forecasted transactions. In the case that all the critical terms of the hedging items and the forecasted transactions coincide (such as dates, quantities, delivery location), the Company assumes the hedge to be perfectly effective against changes in the overall fair value of the forecasted transactions. Otherwise, the amounts and timing of future cash flows are projected on the basis of their contractual terms and estimated progress on projects. The aggregate cash flows over time form the basis for identifying the effective portion of gains and losses on the derivative instruments designated as cash flow hedges of forecasted transactions. The effective portion of changes in the fair value of derivative instruments that are designated and qualify as cash flow hedges is recognized in comprehensive income (loss). Any gain or loss in fair value relating to the ineffective portion is recognized immediately in earnings. Amounts accumulated in other comprehensive income (loss) are reclassified to the consolidated statements of earnings in the period in which the hedged item affects earnings or are included in the initial carrying value of the related non financial asset acquired or liability incurred. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in other comprehensive income (loss) at that time remains in other comprehensive income (loss) until the forecasted transaction is eventually recognized in the consolidated statements of earnings. When it is probable that a forecasted transaction will not occur, the cumulative gain or loss that was reported in other comprehensive income (loss) is recognized immediately in earnings.

Hedge of self-sustaining foreign operations

The Company has designated certain long-term debt as a hedge of its overall net investments in self-sustaining foreign operations. The portion of gains or losses on the hedging item that is determined to be an effective hedge is recognized in other comprehensive income, while the ineffective portion is recorded in net earnings.

Transaction costs

Under the new standards, transaction costs related to the issuance or acquisition of financial assets and liabilities (other than those classified as held-for-trading) may be either all recognized into earnings as incurred, or are recorded with the asset or liability to which they are associated and amortized using the effective-interest rate method. Previously, the Company had deferred these costs and amortized them over the life of the related financial asset or liability.

The Company elected to record transaction costs with the asset or liability to which they are associated and amortize them using the effective-interest rate method. As a result, the Company reclassified deferred financing costs, resulting in an adjustment to long-term debt on April 1, 2007.

The impact on the consolidated balance sheet was as follows as at April 1, 2007:
(amounts in millions)	Reclassification	Increase (decrease)	Total

Assets
Accounts receivable	$-	$7.8	$7.8
Inventories	-	1.2	1.2
Income taxes recoverable	-	5.5	5.5
Property, plant and equipment, net	-	(0.7)	(0.7)
Other assets	(1.5)	4.4	2.9

	$(1.5)	$18.2	$16.7

Liabilities
Accounts payable and accrued
liabilities	$-	$7.7	$7.7
Deposits on contracts	-	3.2	3.2
Current portion of long-term debt	(0.1)	-	(0.1)
Long-term debt	(1.4)	2.5	1.1
Deferred gains and other long-term
liabilities	-	16.6	16.6

	$(1.5)	$30.0	$28.5
Shareholders’ Equity
Retained earnings	$-	$(8.3)	$(8.3)
Accumulated other comprehensive
loss	-	(3.5)	(3.5)

	$(1.5)	$18.2	$16.7

The following table summarizes the required transition adjustments upon adoption of the relevant standards as at April 1, 2007:

		Accumulated other
(amounts in millions)	Retained earnings	comprehensive loss

Financial instruments classified
as held-for-trading	$(0.3)	$-
Effect of discontinued hedging relations	(2.6)	-
Carrying value difference of financial
instruments recognized as held-to-
maturity, loans and receivables and
other financial liabilities carried at
amortized cost using the effective
interest method	(0.1)	-
Fair value of cash flow hedges	(0.1)	(6.0)
Effect of initial recognition of embedded
derivatives	(9.4)	-
Other	0.3	0.9
Income tax adjustment	3.9	1.6

	$(8.3)	$(3.5)

All derivative financial instruments, including embedded derivatives that are not clearly and closely related to those of the host instrument, are recorded on the consolidated balance sheet at fair value. The Company does not use any derivative financial instruments for trading or speculative purposes. Short-term and long-term derivative assets have been included as part of accounts receivable and other assets respectively, while short-term and long-term derivative liabilities have been included as part of accounts payable and accrued liabilities, and deferred gains and other long-term liabilities, in that order. Gains and losses of financial instruments classified as held-for-trading, net of taxes, including derivatives not qualifying for hedge accounting in accordance with the new standards and which were not previously recorded at fair value, have been recognized in the opening balance of retained earnings. Adjustments, net of taxes, arising from the difference at transition between the carrying value of financial instruments recognized as held-to-maturity, loans and receivables and other financial liabilities carried at amortized cost using the effective interest method and their carrying value as at March 31, 2007, have been recognized in the opening balance of retained earnings. Other adjustments including those arising as a result of re-measuring hedging instruments designated as cash flow hedges are recognized in the opening balance of accumulated other comprehensive income and opening retained earnings, net of taxes.

The effects of the initial recognition of embedded derivatives have been recognized in the opening balance of retained earnings. Finally, the cumulative translation adjustment balance previously disclosed as a separate component of shareholders’ equity has been reclassified to accumulated other comprehensive loss.

Future changes to accounting standards

Financial instrument – disclosures and presentation

In December 2006, the AcSB issued CICA Handbook Section 3862, Financial instruments – Disclosures and Section 3863, Financial instruments – Presentation. Under these new sections, entities will be required to disclose information that enables users to evaluate the significance of a financial instrument to an entity’s financial position and performance. These sections are effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. The Company is currently evaluating the impact of these new standards.

Capital disclosure

In December 2006, the AcSB issued Handbook Section 1535, Capital Disclosures, which establishes guidelines for the disclosure of information regarding an entity’s capital and how it is managed. This standard requires disclosure of an entity’s objectives, policies and processes for managing capital, quantitative data about what the entity regards as capital and whether the entity has complied with any capital requirements and, if it has not complied, the consequences of such non-compliance. This standard is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. The Company is currently evaluating the impact of this new standard.

Inventories

In March 2007, the AcSB approved new Section 3031, Inventories, which will replace existing Section 3030 with the same title. The new section establishes that inventories should be measured at the lower of cost and net realizable value, with guidance on the determination of cost, including allocation of overheads and other costs to inventory and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The final standard is effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008. The Company is currently evaluating the impact of this new standard.

Intangible assets

In November 2007, the AcSB approved new Section 3064, Goodwill and Intangible Assets, replacing Sections 3062, Goodwill and Other Intangible Assets, and 3450, Research and Development Costs. New Section 3064 incorporates material from International Accounting Standard (IAS) 38, Intangible Assets, addressing when an internally developed intangible asset meets the criteria for recognition as an asset. The AcSB also approved amendments to Section 1000, Financial Statement Concepts, and Accounting Guideline AcG-11, Enterprises in the Development Stage. The amendments to AcG-11 provide consistency with Section 3064. EIC-27, Revenues and Expenditures during the Pre-operating Period, will not apply to entities that have adopted Section 3064. These changes are effective for fiscal years beginning on or after October 1, 2008, with earlier adoption permitted. The Company is currently evaluating the impact of this standard which will be applied for the fiscal year beginning April 1, 2009.

International Financial Reporting Standards (IFRS)

In January 2006, the AcSB adopted a strategic plan calling for the adoption of IFRSs by publicly accountable enterprises in Canada, after a specified transition period. The AcSB has recently confirmed January 1, 2011 as the changeover date (i.e., the date IFRSs will replace current Canadian standards and interpretations as GAAP for this category of reporting entity). As a result, the Company is required to prepare its consolidated financial statements in accordance with IFRSs for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011, which, in the Company’s case would result in the application of IFRS for the fiscal year beginning April 1, 2011, at the latest. On February 13, 2008, the Canadian Securities Administrators (CSA) issued, for public comment, a Concept Paper proposing that listed companies be permitted to adopt IFRSs earlier, for financial years beginning on or after January 1, 2009. The Company is currently evaluating the impact of adopting IFRS on its consolidated financial statements.

Note 3 Business Acquisitions and Combinations

Fiscal 2008

The Company acquired four businesses for a total cost, including acquisition costs, of $52.4 million which was payable primarily in cash. The total costs do not include potential additional consideration of $12 million that is contingent on certain conditions being satisfied, which, if met, would be recorded as additional goodwill.

Engenuity Technologies Inc.

During the first quarter, the Company acquired Engenuity Technologies Inc. (Engenuity) which develops commercial-off-the-shelf (COTS) simulation and visualization software for the aerospace and defence markets.

MultiGen-Paradigm Inc.

During the first quarter, the Company acquired MultiGen-Paradigm Inc. (MultiGen), a supplier of real-time COTS software for creating and visualizing simulation solutions and creating industry standard visual simulation file formats.

Macmet Technologies Limited

During the second quarter, the Company acquired 76% of the outstanding shares of Macmet Technologies Limited (Macmet). Macmet assembles, repairs and upgrades flight simulators, tank and gunnery trainers, as well as develops software required for simulations.

As part of this agreement, the Company was given a call option on the remaining 24% of outstanding shares. The call option expires six years from the acquisition completion date. At the expiry of the call option period, the remaining shareholders of Macmet can exercise a put option and require the Company to purchase the remaining outstanding shares. As such, the Company considers that all outstanding shares have been purchased and 100% of Macmet’s results have been consolidated by the Company since the acquisition date.

Flightscape Inc.

During the second quarter, the Company acquired Flightscape Inc. (Flightscape), which provides expertise in flight data analysis and flight sciences and develops software solutions that enable the effective study and understanding of recorded flight data to improve safety, maintenance and flight operations.

Fiscal 2007

Kesem International PTY Ltd

During the third quarter, the Company acquired all the issued and outstanding shares of Kesem International Pty Ltd (Kesem), which offers a range of professional services to support design, analysis and experimentation in the defence and homeland security markets. Total consideration for this acquisition, excluding acquisition costs of $0.3 million, amounted to AUD$5.0 million ($4.6 million) payable in cash.

Fiscal 2006

Terrain Experts Inc.

During the first quarter, the Company acquired all the issued and outstanding shares of Terrain Experts Inc. (Terrex), which develops software tools for terrain database generation and visualization. Total consideration for this acquisition was US$11.1 million ($14.0 million) payable in common shares issued by CAE and a nominal cash portion.

The total net assets of all acquisitions are summarized as follows:

(amounts in millions)	2008	2007	2006

Current assets(1)	$13.7	$0.9	$1.9

Current liabilities	(23.4)	(1.1)	(2.1)

Property, plant and equipment	2.3	0.1	0.3

Other assets	2.8	-	3.3

Intangible assets

Trade names	1.5	0.1	0.3

Technology	20.8	0.1	1.6

Customer relations	5.9	0.6	0.8

Goodwill(2)	28.8	4.1	4.5

Future income taxes	(5.6)	(0.2)	0.5

Long-term debt	(1.8)	-	-

Long-term liabilities	(2.1)	(0.2)	-

Fair value of net assets acquired, excluding

cash position at acquisition	42.9	4.4	11.1

Cash position at acquisition	9.5	0.5	2.9

Fair value of net assets acquired	52.4	4.9	14.0

Less: Call/put option payable	(1.1)	-	-

Issuance of 1,000,000 shares (Note 15)	-	-	(6.1)

Shares to be issued(3)	-	-	(7.6)

Total cash consideration(4)	$51.3	$4.9	$0.3

(1)	Excluding cash on hand.

(2)	This goodwill is not deductible for tax purposes.

(3)	Had been accounted for as a liability pending issuance.

(4)	The total cash consideration includes acquisition costs of $4.0 million in fiscal 2008, $0.3 million in fiscal 2007 and $0.2 million for fiscal 2006.

The net assets of Engenuity are segregated between the Simulation Products/Military and Training & Services/Military segments. The net assets of Terrex, MultiGen and Macmet are included in the Simulation Products/Military segment. The net assets of Flightscape are included in the Training & Services/Civil segment. The net assets of Kesem are included in the Training & Services/Military segment.

The above-listed acquisitions were accounted for under the purchase method and the operating results have been included from their acquisition date.

Note 4

Investment in Joint Ventures

The Company’s consolidated balance sheets and consolidated statements of earnings and cash flows include, on a proportionate consolidation basis, the impact of its joint venture companies of Zhuhai Xiang Yi Aviation Technology Company Limited – 49%, Helicopter Training Media International GmbH – 50%, Helicopter Flight Training Services GmbH – 25%, the Emirates-CAE Flight Training center – 50% (starting fiscal 2007), Embraer CAE Training Services LLC – 49% (starting fiscal 2008), and Hatsoff Helicopter Training Private Limited – 50% (starting fiscal 2008).

Except for the Helicopter Training Media International GmbH joint venture, whose operations are essentially focused on designing, manufacturing and supplying advanced helicopter military training product applications, the other joint venture companies’ operations are focused on providing civil and military aviation training and related services.

The impact on the Company’s consolidated financial statements from all joint ventures is as follows:

(amounts in millions)	2008	2007	2006

Assets
Current assets	$33.8	$24.5	$22.0
Property, plant and equipment and other non-current
assets	163.1	159.4	42.7
Liabilities
Current liabilities	22.9	12.0	10.9
Long-term debt (including current portion)	75.9	59.2	26.2

Earnings
Revenue	$60.6	$50.0	$42.0
Net earnings	11.8	6.8	4.0
Segmented operating income
Simulation Products/Military	0.6	1.4	(0.2)
Training and Services/Civil	14.0	7.5	5.2
Training and Services/Military	(0.5)	(0.2)	(0.5)

Cash flows from (used in)
Operating activities	$22.1	$4.6	$12.2
Investing activities	(20.1)	(39.2)	(26.5)
Financing activities	17.3	29.9	26.3

Note 5	Discontinued Operations and Long-term Assets Held for Sale

Discontinued operations

CAE Elektronik GmbH Telecommunication Department

During fiscal 2008, in order to concentrate on its core business, the Company has decided to discontinue its German telecommunication department. This department develops and sells unified messaging software for various clients and other office software solutions. As well, the business offers services in both standardized and customer-specific software communication solutions for voice-over-IP and ISDN-environment. CAE Elektronik GmbH is in the process of divesting its telecommunication department through a sales agreement with an exclusive buyer. The transaction resulted in the recognition of a net loss in discontinued operations amounting to $2.2 million, net of a tax recovery of $1.0 million during the fourth quarter of fiscal 2008.

Marine Controls

On February 3, 2005, the Company completed the sale of the substantial components of the Marine Controls segment to L-3 Communications Corporation (L-3), for a cash consideration of $238.6 million. The Company received from L-3 in fiscal 2007 notices of claims for indemnification pursuant to the Sale and Purchase Agreement (SPA), including in respect of allegations that the Company was in breach of certain representations and warranties in the SPA. At this time, neither the outcome of these matters nor the potential future payments, if any, are determinable. The Company intends to assert all available defences against these claims. The aggregate liability for claims made under the SPA is limited to US$25 million.

The results of the Marine Controls segment have been reported as discontinued operations since the second quarter of fiscal 2005 and have been reclassified in previously reported statements.

Cleaning Technologies and other discontinued operations

In fiscal 2004, the Company completed the sale of its last Cleaning Technologies business, Alpheus Inc., to Cold Jet Inc. The Company was entitled to receive further consideration based on the performance of the business until 2007 and also had certain obligations to Cold Jet Inc. During fiscal 2006, an agreement was reached to settle the further consideration and cancel the outstanding obligations of the Company. Cold Jet paid the Company an amount of $0.2 million.

During the second quarter of fiscal 2007, the Company received early payment, in full, of $9.3 million in secured subordinated promissory long-term notes previously recorded in other assets. These notes, with a carrying value of $7.9 million, were received by the Company as part of the consideration for its sale in 2002 of Ultrasonics and Ransohoff. The repayment resulted in the recognition of $1.4 million of interest revenue during the second quarter due to the accretion of discounts on the long-term notes receivable. The parties have also concluded discussions regarding adjustments to working capital provisions. As a result of these discussions, the Company collected and recorded an additional amount of approximately $0.1 million (net of tax recovery of $0.1 million).

Also, during fiscal 2006, the Company incurred additional costs of $3.4 million related to its former Cleaning Technologies business mostly in connection with the revaluation of a pension liability and the reversal of an unrecognized tax asset, and recorded $0.9 million for other discontinued operations.

Forestry Systems

On May 2, 2003, the Company completed the sale of one of its Forestry Systems businesses to Carmanah Design and Manufacturing. The Company was entitled to receive further consideration based on the performance of the business. During the first quarter of fiscal 2007, a settlement was concluded and the Company received a payment of $0.2 million (net of tax expense of $0.1 million).

On August 16, 2002, the Company sold substantially all the assets of the sawmill division of its Forestry Systems. The Company was entitled to receive further cash consideration from the sale based on operating performance of the disposed business for the three-year period from August 2002 to August 2005. In November 2005, the Company was notified by the buyers that, in their view, the targeted level of operating performance which would trigger further payment had not been achieved. The Company completed a review of the buyers’ books and records and in January 2006, launched legal proceedings to collect the payment that it believes is owed to the Company. During the third and fourth quarter of fiscal 2008, the Company recognized fees in connection with the evaluation and litigation exercise amounting to $1.2 million (net of tax recovery of $0.2 million). For fiscal 2007 and 2006, the Company incurred $0.9 million (net of tax recovery of $0.2 million) and $0.2 million (net of tax recovery of $0.1 million), respectively.

Until recently, this dispute had been referred to arbitration and was in the discovery of evidence phase. As discussed in Note 28, Subsequent Event, a write off of a balance receivable in the amount of $8.5 million (net of tax recovery of $1.5 million) has been recorded during fiscal 2008 because the buyer was the subject of a petition for receivership and is understood to be insolvent subsequent to the balance sheet date.

Summarized financial information for the discontinued operations is as follows:
Summary of discontinued operations

(amounts in millions, except per share amounts)		2008	2007	2006

Net loss from CAE Elektronik GmbH Telecommunication
Department, 2008 – net of tax recovery of $1.0		$(2.2)	$-	$-
Net loss from Marine Controls, 2008 – net of tax recovery of
$0.1; 2007 – net of tax recovery of $0.2; 2006 – net of
tax expense of $0.7		(0.2)	(1.1)	(1.7)
Net earnings (loss) from Cleaning Technologies and other
discontinued operations, 2007 – net of tax recovery of
$0.1 ; 2006 – net of tax expense of $1.0		-	0.1	(4.1)
Net loss from Forestry Systems, 2008 – net of tax recovery
of $1.7; 2007 – net of tax recovery of $0.1; 2006 – net of
tax recovery of $0.1		(9.7)	(0.7)	(0.2)

Net loss from discontinued operations		$(12.1)	$(1.7)	$(6.0)

Basic and diluted net loss per share from discontinued
operations		$(0.05)	$(0.01)	$(0.02)

Note 6	Accounts Receivable
(amounts in millions)			2008	2007

Trade			$156.8	$136.2
Allowance for doubtful accounts			(7.4)	(4.4)
Accrued receivables			48.5	45.7
Derivative assets			17.2	-
Other receivables			39.9	42.3

			$255.0	$219.8

The Company has an agreement to sell third-party receivables to a financial institution for an amount of up to $50 million. Under the terms and conditions of the agreement, the Company continues to act as a collection agent. The selected accounts receivable are sold to a third party for a cash consideration on a non-recourse basis to the Company. As at March 31, 2008, $43.7 million (2007 – $29.0 million) of specific accounts receivable were sold to the financial institution pursuant to this agreement. Proceeds (net of $0.5 million in fees, 2007 – $0.6 million) of the sale were used for general corporate purposes and to repay borrowings under the Company’s credit facilities.

Note 7	Inventories
(amounts in millions)		2008	2007

Long-term contracts		$138.9	$112.7
Work in progress		56.0	66.1
Raw materials, supplies and manufactured products		35.0	25.0

		$229.9	$203.8

Note 8	Property, Plant and Equipment
(amounts in millions)			2008			2007

			Net			Net
		Accumulated	Book		Accumulated	Book
	Cost	Depreciation	Value	Cost	Depreciation	Value

Land	$23.2	$-	$23.2	$21.2	$-	$21.2
Buildings and improvements	244.4	80.2	164.2	238.9	72.6	166.3
Simulators	756.5	111.5	645.0	645.5	92.4	553.1
Machinery and equipment	193.6	125.4	68.2	185.0	117.3	67.7
Assets under capital lease(1)	33.3	23.6	9.7	34.4	22.6	11.8
Assets under construction	136.5	-	136.5	166.5	-	166.5

	$1,387.5	$340.7	$1,046.8	$1,291.5	$304.9	$986.6

(1) Includes simulators, and machinery and equipment.
The average remaining amortization period for the simulators is 14 years.

Note 9	Intangible Assets
(amounts in millions)				2008			2007

				Net			Net
			Accumulated	Book		Accumulated	Book
		Cost	Amortization	Value	Cost	Amortization	Value

Trade names		$12.2	$2.5	$9.7	$12.2	$1.7	$10.5
Customer relations		8.4	1.0	7.4	1.7	0.3	1.4
Customer contractual
agreements		6.8	3.2	3.6	7.6	2.9	4.7
Technology		21.9	2.5	19.4	1.6	0.5	1.1
Enterprise resource planning –
(ERP) and other software		27.6	7.6	20.0	20.7	3.9	16.8
Other intangible assets		4.0	2.1	1.9	3.3	1.8	1.5

		$80.9	$18.9	$62.0	$47.1	$11.1	$36.0

The continuity of intangible assets is as follows:

(amounts in millions)	2008	2007

Opening balance	$36.0	$30.5
Acquisitions (Note 3)	28.2	0.8
ERP and other software additions	7.2	8.8
Other additions	1.1	-
Amortization	(7.8)	(3.8)
Foreign exchange	(2.7)	(0.3)

Closing balance	$62.0	$36.0

The annual amortization expense for the next five years will be approximately $7.5 million.

Note 10	Goodwill
(amounts in millions)			2008

		Simulation	Training &	Simulation	Training &
		Products/Civil	Services/Civil	Products/Military Services/Military		Total

Opening balance		$-	$-	$54.6	$42.3	$96.9
Acquisitions (Note 3)		-	0.8	28.0	-	28.8
Foreign exchange		-	-	(6.3)	(3.9)	(10.2)

Closing balance		$-	$0.8	$76.3	$38.4	$115.5

(amounts in millions)			2007

		Simulation	Training &	Simulation	Training &
		Products/Civil	Services/Civil	Products/Military	Services/Military	Total

Opening balance		$-	$-	$54.2	$37.8	$92.0
Acquisitions (Note 3)		-	-	-	4.1	4.1
Foreign exchange		-	-	0.4	0.4	0.8

Closing balance		$-	$-	$54.6	$42.3	$96.9

Note 11	Other Assets
(amounts in millions)		2008	2007

Restricted cash		$8.6	$2.8
Investment in and advances to CVS Leasing Ltd. (i)		41.7	43.5
Deferred development costs, net of accumulated amortization of
$26.7 (2007 – $23.8) (ii)		20.0	10.2
Deferred pre-operating costs, net of accumulated amortization of
$23.6 (2007 – $21.6) (iii)		12.7	13.1
Deferred financing costs, net of accumulated amortization of $17.0
(2007 – $15.3))		3.5	7.5
Long-term receivables		2.0	3.9
Accrued benefit asset (Note 22)		25.9	24.1
Other, net of accumulated amortization of $6.7 (2007 – $5.7)		10.1	24.4
Long-term derivative assets		13.7	-

		$138.2	$129.5

(i)	The Company leads a consortium, which was contracted by the United Kingdom (U.K.) Ministry of Defence (MoD) to design, construct, manage, finance and operate an integrated simulator-based aircrew training facility for the Medium Support Helicopter (MSH) fleet of the Royal Air Force.

The contract covers a 40-year period, which can be terminated by the MoD after 20 years, in 2018.

In connection with the contract, the Company has established CAE Aircrew Training Plc (Aircrew). The Company’s investment in the subsidiary is valued at 77% with the balance being accounted for as a minority investment of the other consortium partners. This subsidiary has leased the land from the MoD, built the facility and operates the training centre. Aircrew has been consolidated with the accounts of the Company since its inception.

In addition, the Company has a 14% minority shareholding and has advanced funds to CVS Leasing Ltd. (CVS), the entity that owns the simulators and other equipment leased to Aircrew.

(ii)	R&D expenditures aggregated to $110.8 million during the year (2007 – $95.0 million; 2006 – $91.3 million), of which $16.5 million represents development costs that qualify for a deferral pursuant to CICA requirements (2007 – $3.0 million; 2006 – $1.8 million). The Company has recorded government contribution against these amounts (refer to Note 21).

The total of deferred development costs amortized during the year amounted to $2.9 million (2007 – $4.8 million, 2006 – $13.1 million).

(iii)	The Company defers costs incurred during the pre-operating period for all new operations. Capitalization ceases and amortization begins when operations commence. In fiscal 2008, $3.9 million was capitalized (2007 – $5.9 million) and an amortization of $2.0 million was taken (2007 – 3.0 million; 2006 – $4.0 million).

	Note 12	Debt Facilities
A.	Long-term debt
	(amounts in millions)					2008				2007

			Gross	Transaction Debt Basis			Gross	Transaction Debt Basis
			Amount	Costs Adjustment Net Debt			Amount	Costs Adjustment Net Debt

	Recourse debt
	(i) Senior notes (US$60.0 maturing
	June 2009 and US$33.0
	maturing June 2012)		$95.6	$(0.2)	$4.3	$99.7	$107.2	$-	$ -	$107.2
	(ii) Revolving unsecured term credit
	facilities, 5 years maturing July
	2010; US $400.0 and, €100.0		-	-	-	-	-	-	-	-
	ii) Term loans, maturing in May and
	June 2011 (outstanding as at
	March 31, 2008 – €18.3 and
	€ 3.6, as at March 31, 2007 –
	€ 22.8 and €4.5)		35.6	-	-	35.6	42.1	-	-	42.1
	(iv) Grapevine Industrial Development
	Corporation bonds, secured,
	maturing in January 2010 and
	2013 (US $27.0)		27.7	-	-	27.7	31.1	-	-	31.1
	(v) Miami Dade County Bonds,
	maturing in March 2024
	(US $11.0)		11.3	-	-	11.3	12.7	-	-	12.7
	(vi) Other debt, maturing in December
	2014		11.3	-	-	11.3	9.5	-	-	9.5
	(vii) Obligations under capital lease
	commitments		8.1	-	-	8.1	11.1	-	-	11.1
	Non-recourse debt (1)
	(viii) Term loan of £12.7 secured,
	maturing in October 2016
	(outstanding as at March 31,
	2008– £4.0, as at March 31,
	2007 – £4.5)		8.2	-	-	8.2	10.3	-	-	10.3
	(ix) Term loan maturing in December
	2019 (outstanding as at March
	31, 2008 – €32.5, as at March
	31, 2007 – €25.2)		52.8	(1.3)	-	51.5	38.8	-	-	38.8
	(x) Term loans with various maturities
	to August 2013 (outstanding as
	at March 31, 2008 – US$18.1,
	¥40.7 as at March 31, 2007 –
	US $17.7)		24.4	-	-	24.4	20.4	-	-	20.4
	(xi) Term loan maturing in 2014
	(outstanding as a March 31,
	2008 – US $19.5, £12.7)		46.0	(2.3)	-	43.7	-	-	-	-
	Term loan maturing in 2018
	(outstanding as at March 31,
	2008 – US $26.2, £16.9)		61.5	(3.2)	-	58.3	-	-	-	-

			$382.5	$(7.0)	$4.3	$379.8	$283.2	$-	$ -	$283.2
	Less:
	Current portion of long-term debt		27.6	(1.0)	-	26.6	25.3	-	-	25.3
	Current portion of capital lease		0.7	-	-	0.7	1.9	-	-	1.9

			$354.2	$(6.0)	$4.3	$352.5	$256.0	$-	$ -	$256.0

(1)	Non-recourse debt to CAE, as a parent company, is classified as such when recourse against the debt in a subsidiary is limited to the assets, equity interest and undertaking of such subsidiary.

(i)	Pursuant to a private placement, the Company borrowed US$93 million (2007 – US$93 million). These unsecured senior notes rank equally with term bank financings with fixed repayment amounts of US$60.0 million in 2009 and US$33.0 million in 2012. Fixed interest is payable semi- annually in June and December at an average rate of 7.6%. The Company has entered into an interest rate swap agreement converting the fixed interest rate into the equivalent of a three- month LIBOR borrowing rate plus 3.6% on US$33.0 million of the senior notes. The Company has an outstanding interest rate swap contract that replaced a swap contract that had previously been put in place when the debt was raised. The existing swap contract is designated as a fair value hedge of its private placement resulting in changes in LIBOR interest rates. With regards to the outstanding fair value hedge, the gains or losses on the hedged items attributable to the hedged risk are accounted for as an adjustment to the carrying value of the hedged items. While for the fair value hedge that was discontinued prior to the transaction date, the carrying amount of the hedged item is adjusted by the remaining balance of any deferred gain or loss on the hedging item. As such, the debt basis adjustment has been recorded with the private placement as an increase to the gross long-term debt amount.

(ii)	On July 7, 2005, the Company entered into a revolving credit agreement. This revolving unsecured term credit facility (US$400.0 million and €100.0 million) has a committed term of five years maturing in July 2010. The facility has covenants covering minimum shareholders’ equity, interest coverage and debt coverage ratios. The applicable interest rate on this revolving term credit facility is at the option of the Company, based on the bank’s prime rate, bankers’ acceptances or LIBOR plus a spread which depends on the credit rating assigned by Standard & Poor’s Rating Services.

(iii)	The Company, in association with Iberia Lineas de España, combined their aviation training operations in Spain. The operators financed the acquisition of the simulators from CAE and Iberia through asset-backed financing maturing in May and June 2011. As part of the lease agreements, should the October 2003 agreement be terminated, CAE and Iberia will be obliged to repurchase the simulators they contributed, in proportion to the fair value of the simulators, for a total amount equal to the outstanding balance under the financing agreement. Quarterly capital repayments are made for the term of the financing. The implicit interest rate is 4.60%. The net book value of the simulators being financed, as at March 31, 2008, is equal to approximately $85.0 million (€52.3 million) [2007 - $79.7 million (€51.7 million)].

(iv)	Airport Improvement Revenue Bonds were issued by the Grapevine Industrial Development Corporation, Grapevine, Texas for amounts of US$8.0 million and US$19.0 million, and mature in 2010 and 2013, respectively. Real property, improvements, fixtures and specified simulation equipment secure the bonds. The rates are set periodically by the remarketing agent based on market conditions. The rate for bonds maturing in 2010 is set on a weekly basis. The rate for bonds maturing in 2013 is set on an annual basis and is subject to a maximum rate of 10% permissible under current applicable laws. As at March 31, 2008, the combined rate for both series was approximately 4.69% (2007 – 4.77%). The security is limited to an amount not exceeding the outstanding balance of the loans which represents US$27.0 million as at March 31, 2008. Also, a letter of credit has been issued to support the bonds for the outstanding amount of the loans.

(v)	The Miami Dade County Bonds, maturing in March 2024 (US$11.0 million), are secured by a simulator. As at March 31, 2008, the applicable floating rate, which is reset weekly, was 4.57%.

Also, a letter of credit has been issued to support the bonds for the outstanding amount of the loans.

(vi)	An unsecured $35.0 million facility to secure financing for the cost of the establishment of enterprise resource planning (ERP) system. A drawdown under the facility can be made only once the costs are incurred, on a quarterly basis, with monthly repayments over a term of seven years beginning at the end of the first month following each quarterly disbursement. The average interest rate on the borrowings is approximately 6.2%.

(vii)	These capital leases are related to the leasing of various equipment and a simulator. The effective interest rate of the lease, which matures in June 2010, was 6.3% as at March 31, 2008.

(viii)	The Company arranged project financing, which was refinanced during December 2004 for one of its subsidiaries to finance its MSH program for the MoD in the U.K. The credit facility includes a term loan that is secured by the project assets of the subsidiary and a bi-annual repayment is required until 2016. The financing is non-recourse to CAE. Interest on the loans is charged at a rate approximating LIBOR plus 0.85%. The Company has entered into an interest rate swap totalling £3.7 million, fixing the interest rate at 6.31%. The book value of the assets pledged as collateral for the credit facility as at March 31, 2008 is £31.2 million (2007 – £27.4 million).

(ix)	Term loan, maturing in December 2019, representing CAE’s proportionate share of the German NH90 project. The total amount available for the project Company under the facility is €175.5 million. The debt is non-recourse to CAE. The borrowings bear interest at a EURIBOR rate and are currently swapped to a fixed rate of 4.8%.

(x)	Term loans representing CAE’s proportionate share of term debt for the acquisition of simulators and expansion of the building, on a non-recourse basis, for its joint venture in Zhuhai Xiang Yi Aviation Technology Company Limited. The term debt has been arranged through several financial institutions. Borrowings are denominated in U.S. dollars and Chinese Yuan Renminbi (¥).

The U.S. dollar based borrowings bear interest on a floating rate basis of U.S. LIBOR plus a spread ranging from 0.45% to 1% and have maturities between August 2008 and August 2013. The ¥ based borrowings bear interest at fixed and floating rates with final maturities between September 2008 and December 2010.

(xi)	During fiscal year 2008, the Company obtained senior secured financing for two new civil aviation training centres. The drawdown to March 31, 2008 was for an approximate aggregate amount of $107.5 million (US$45.7 million and £29.6 million after taking into consideration the effect of foreign exchange swap arrangements entered in relation to this financing transaction). The drawdown is separated into two Tranches with principal and interest. Tranche A is being amortized quarterly beginning in December 2008 with a final maturity of June 2014 and principal and interest of Tranche B being amortized quarterly beginning in July 2014 until final maturity of June 2018. The combined coupon rate of the post-swap debt amounts to 8.28%. The debt is non-recourse to the Company and is secured by the assets of the training centres and is cross-guaranteed and cross–collateralized by the cash-flow generated by the two training centres.

Payments required in each of the next five fiscal years to meet the retirement provisions of the long-term debt and capital leases are as follows:

(amounts in millions)	Long-term debt	Capital lease	Total

2009	$27.6	$0.7	$28.3
2010	92.8	0.7	93.5
2011	28.0	6.7	34.7
2012	20.1	-	20.1
2013	72.3	-	72.3
Thereafter	133.6	-	133.6

	$374.4	$8.1	$382.5

As at March 31, 2008, CAE is in compliance with its financial covenants.

B. Short-term debt

The Company has an unsecured and uncommitted bank line of credit available in Euros totalling $4.9 million (2007 - $4.6 million; 2006 - $41.2 million), none of which is used as at March 31, 2008 (2007 - Nil; 2006 - Nil). The line of credit bears interest at a Euro base rate.

C.	Interest expense, net
Details of interest expense (income) are as follows:
(amounts in millions)		2008	2007	2006

Long-term debt interest expense		$23.9	$18.5	$21.6
Amortization of deferred financing costs and other		2.7	2.3	4.0
Interest capitalized		(4.7)	(4.1)	(2.8)

Interest on long-term debt		21.9	16.7	22.8

Interest income		(3.0)	(4.8)	(6.9)
Other interest expense (income), net		(1.4)	(1.3)	0.3

Interest income, net		(4.4)	(6.1)	(6.6)

Interest expense, net		$17.5	$10.6	$16.2

The Company’s interest income is mainly a result of interest revenue on cash on hand and advances to CVS Leasing Ltd. (CVS). CVS is an entity that owns simulators and other equipment used to train U.K.

Ministry of Defence pilots at the Company’s Benson Air		Force	Base Training	Centre.
The Company owns a minority shareholding of 14% in CVS.
Note 13	Deferred Gains and Other Long-Term Liabilities
(amounts in millions)			2008	2007

Deferred gains on sale and leasebacks (i)			$63.3	$84.0
Deferred revenue			21.3	20.3
Deferred gains			8.1	15.0
Employee benefits obligation (Note 22)			29.2	26.9
Non-controlling interest (ii)			20.2	18.2
Long-term portion of purchase agreement (iii)			-	7.9
Long-term payable to Investissement Québec			0.7	1.4
Long-term derivative liabilities			9.1	-
LTI RSU/DSU compensation obligation			22.0	35.3
Other			11.0	23.7

			$184.9	$232.7

(i)	The related amortization for the year amounts to $3.8 million (2007 – $4.0 million; 2006 – $3.9 million).

(ii)	Non-controlling interest of 20% of the civil training centres in Madrid combined with 23% in Military CAE Aircrew Training Centre.

(iii)	During the current fiscal year, the Company repaid, in full, the long-term liability previously due as a result of a purchase agreement for data and parts delivered to CAE Inc. by Dassault Aviation on specific sales orders.

Note 14 Income Taxes

A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

(amounts in millions)	2008	2007	2006

Earnings before income taxes and discontinued operations	$234.0	$178.8	$87.8
Canadian statutory income tax rates	31.80%	32.08%	31.41%

Income taxes at Canadian statutory rates	$74.4	$57.4	$27.6
Difference between Canadian statutory rates and those
applicable to foreign subsidiaries	(5.5)	(2.8)	0.3
Losses not tax effected	4.1	0.3	2.8
Tax benefit of operating losses not previously recognized	(1.8)	(2.3)	(9.1)
Tax benefit of capital losses not previously recognized	-	-	(0.8)
Non-taxable capital gain	(0.2)	(0.6)	(0.3)
Non-deductible items	5.0	2.4	1.4
Prior years’ tax adjustments and assessments	(2.0)	(1.0)	(0.9)
Impact of change in income tax rates on future income taxes	(2.4)	(1.2)	1.9
Non-taxable research and development tax credits	(0.9)	(0.8)	(0.9)
Large corporation tax	-	-	0.7
Other tax benefit not previously recognized	(2.5)	(3.2)	(2.9)
Exchange translation items	-	-	(0.7)
Other	1.0	1.5	(0.9)

Total income tax expense	$69.2	$49.7	$18.2

Significant components of the provision for the income tax expense attributable to continuing operations are as follows:

(amounts in millions)	2008	2007	2006

Current income tax expense	$42.8	$63.9	$13.1
Future income tax expense (recovery)
Tax benefit of operating losses not previously recognized	(1.8)	(2.3)	(9.1)
Tax benefit of capital losses not previously recognized	-	-	(0.8)
Impact of change in income tax rates on future income
taxes	(2.4)	(1.2)	1.9
Other tax benefit not previously recognized	(2.5)	(3.2)	(2.9)
Change related to temporary differences	33.1	(7.5)	16.0

Total income tax expense	$69.2	$49.7	$18.2

The tax effects of temporary differences that give rise to future tax liabilities and assets are as follows:

(amounts in millions)	2008	2007

Future income tax assets
Non-capital loss carryforwards	$39.0	$39.7
Capital loss carryforwards	2.4	6.5
Intangible assets	11.7	27.1
Amounts not currently deductible	20.0	23.4
Deferred revenues	10.7	17.3
Tax benefit carryover	4.6	10.4
Unclaimed research & development expenditures	3.9	-
Other	-	1.4

	92.3	125.8
Valuation allowance	(20.6)	(25.3)

	$71.7	$100.5

Future income tax liabilities
Investment tax credits	$(18.3)	$(22.5)
Property, plant and equipment	(13.9)	(9.7)
Percentage-of-completion versus completed contract	(8.8)	(2.3)
Deferred research & development expenses	(0.2)	(2.5)
Other	(0.1)	-

	(41.3)	(37.0)

Net future income tax assets	$30.4	$63.5

Net current future income tax asset	$14.1	$3.7
Net non-current future income tax asset	64.3	81.5
Net current future income tax liability	(16.8)	(4.9)
Net non-current future income tax liability	(31.2)	(16.8)

	$30.4	$63.5

As at March 31, 2008, the Company has accumulated non-capital losses carried forward relating to operations in Canada for approximately $16.6 million. For financial reporting purposes, a net future income tax asset of $4.9 million has been recognized in respect of these loss carryforwards.

As at March 31, 2008, the Company has accumulated non-capital losses carried forward relating to operations in the United States for approximately $23.8 million (US$23.1 million). For financial reporting purposes, a net future income tax asset of $7.6 million (US$7.4 million) has been recognized in respect of these loss carryforwards.

The Company has accumulated non-capital tax losses carried forward relating to its operations in other countries of approximately $87.6 million. For financial reporting purposes, a net future income tax asset of $17.4 million has been recognized.

The Company also has accumulated capital losses carried forward relating to operations in the United States for approximately $6.8 million (US$6.6 million). For financial reporting purposes, no future income tax asset was recognized, as a full valuation allowance was taken.

The non-capital losses for income tax purposes expire as follows:
		Other
(amounts in millions)	United States	countries
Expiry date	(US$)	(CA$)

2012	$13.6	$2.8
2013	7.4	2.8
2014 – 2028	2.1	46.1
No expiry date	-	52.5

	$23.1	$104.2

The valuation allowance principally relates to loss carryforward benefits where realization is not likely due to a history of loss carryforwards, and to the uncertainty of sufficient taxable earnings in the future, together with time limitations in the tax legislation giving rise to the potential benefit. In 2008, $4.3 million (2007 – $5.5 million) of the valuation allowance balance was reversed based on the assessment of the Company that it is more likely than not that the future income tax benefits will be realized.

Note 15 Capital Stock and Contributed Surplus

Capital Stock

Authorized

The Company is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

The preferred shares may be issued with rights and conditions to be determined by the Board of Directors, prior to their issue. To date, the Company has not issued any preferred shares.

Issued

A reconciliation of the issued and outstanding common shares of the Company is as follows:

		2008		2007		2006

(amounts in millions, except number of	Number	Stated	Number	Stated	Number	Stated
shares)	of shares	value	of shares	value	of shares	value

Balance at beginning of year	251,960,449	$401.7	250,702,430	$389.0	248,070,329	$373.8
Shares issued (a)	169,851	0.8	-	-	1,091,564	6.9
Stock options exercised	1,814,095	13.9	1,236,895	10.0	1,497,540	8.0
Transfer of contributed surplus
upon exercise of stock
options	-	2.2	-	2.5	-	-
Stock dividends	25,441	0.3	21,124	0.2	42,997	0.3

Balance at end of year	253,969,836	$418.9	251,960,449	$401.7	250,702,430	$389.0

(a)	On November 30, 2007, the Company issued 169,851 common shares at a price of $4.71 per share for the fourth and final tranche payment for the purchase of CAE Professional Services (Canada) Inc.

On May 20, 2005, the Company issued 1,000,000 common shares at a price of $6.13 per share for the acquisition of Terrain Experts Inc. On November 30, 2005, the Company issued 91,564 common shares at a price of $8.07 per share for the second tranche payment of CAE Professional Services (Canada) Inc. (formerly Greenley & Associates Inc. [G&A]).

The following is a reconciliation of the denominators for the basic and diluted earnings per share computations:

	2008	2007	2006

Weighted average number of common shares
outstanding – Basic	253,406,176	251,110,476	249,806,204
Effect of dilutive stock options	1,160,474	1,894,730	2,325,422

Weighted average number of common shares
outstanding – Diluted	254,566,650	253,005,206	252,131,626

Options to acquire 1,144,704 common shares (2007 – 1,397,200; 2006 – 2,269,150) have been excluded from the above calculation since their inclusion would have an anti-dilutive effect.

Contributed surplus
A reconciliation of contributed surplus is as follows:
(amounts in millions)		2008	2007	2006

Balance at beginning of year		$5.7	$5.6	$3.5
Transfer to common stock upon exercise of stock
options		(2.2)	(2.5)	-
Stock-based compensation (Note 16)		4.8	2.6	2.1

Balance at end of year		$8.3	$5.7	$5.6

Note 16	Stock-Based Compensation Plans

Employee stock option plan

Under the Company’s long-term incentive program, options may be granted to its officers and other key employees of its subsidiaries to purchase common shares of the Company at a subscription price of 100% of the market value at the date of the grant. Market value is determined to be equivalent to the closing price of the common shares on the Toronto Stock Exchange (TSX) on the last day of trading prior to the effective date of the grant.

As at March 31, 2008, a total of 6,124,896 common shares remained authorized for issuance under the Employee Stock Option Plan (ESOP). The options are exercisable during a period not to exceed six years, and are not exercisable during the first 12 months after the date of the grant. The right to exercise all of the options accrues over a period of four years of continuous employment from the grant date. However, if there is a change of control of the Company, the options outstanding become immediately exercisable by option holders. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

A reconciliation of the outstanding options is as follows:
Years ended March 31		2008		2007		2006

		Weighted	Weighted			Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price

Options outstanding at beginning
of year	5,441,915	$7.57	6,347,235	$7.66	8,208,675	$7.52
Granted	1,167,588	$14.06	647,700	$9.13	568,200	$5.96
Exercised	(1,814,095)	$7.66	(1,236,895)	$8.07	(1,497,540)	$5.29
Forfeited	(47,034)	$9.57	(316,125)	$10.60	(932,100)	$9.21
Expired	(146,000)	$12.59	-	$-	-	$-

Options outstanding at end of year	4,602,374	$9.00	5,441,915	$7.57	6,347,235	$7.66

Options exercisable at end of year	2,543,545	$7.26	2,986,135	$8.58	2,775,850	$9.90

The following table summarizes information about the Company’s ESOP as at March 31, 2008:
		Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted			Weighted
		Remaining	Average			Average
Range of	Number	Contractual	Exercise		Number	Exercise
Exercise Prices	Outstanding	Life (Years)	Price		Exercisable	Price

$4.08 to $6.03	1,764,295	2.03	$5.17		1,329,270	$5.02
$6.19 to $9.12	1,070,075	3.13	$7.73		610,100	$6.71
$10.31 to $14.10	1,768,004	3.46	$13.59		604,175	$12.72

Total	4,602,374	2.84	$9.00		2,543,545	$7.26

For the year ended March 31, 2008, compensation cost for CAE’s stock options was recognized in consolidated net earnings with a corresponding credit of $4.8 million (fiscal 2007 – $2.6 million, fiscal 2006 – $2.1 million) to contributed surplus using the fair value method of accounting for awards that were granted since 2004.

The assumptions used for purposes of the option calculations outlined in this note are presented below:

	2008	2007	2006

Assumptions used in the Black-Scholes options pricing
model:
Dividend yield	0.28%	0.44%	0.67%
Expected volatility	33.0%	45.0%	47.0%
Risk-free interest rate	4.64%	4.38%	4.0%
Expected option term	4	4	6
Weighted average fair value of options granted	$4.57	$3.57	$2.84

Disclosure of pro forma information required under CICA Handbook Section 3870

During the year ended March 31, 2003, the Company granted 1,767,000 options to purchase common shares. The weighted average grant date fair value of options granted during this period amounted to $5.84 per option. To compute the pro forma compensation cost, the Black-Scholes valuation model was used to determine the fair value of the options granted. Pro forma net earnings and pro forma basic and diluted net earnings per share are presented below:

(amounts in millions, except per share amounts)	2008	2007	2006

Net earnings, as reported	$152.7	$127.4	$63.6
Pro forma impact	-	(0.1)	(0.7)

Pro forma net earnings	$152.7	$127.3	$62.9

Pro forma basic net earnings per share	$0.60	$0.51	$0.25
Pro forma diluted net earnings per share	$0.60	$0.50	$0.25

Employee Stock Purchase Plan

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions or lump-sum payment plus employer contributions. The Plan allows employees to contribute up to 18% of their annual base salary. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $2 on additional employee contributions, up to a maximum of 3% of the employee’s base salary. The plan provides for tax deferral of employee and employer contribution through a Registered Retirement Saving Plan (RRSP) and Deferred Profit Sharing Plan (DPSP). Common shares of the Company are purchased by the ESPP trustee on behalf of the participants on the open market, through the facilities of the TSX. The Company recorded compensation expense in the amount of $3.9 million (2007 – $3.1 million; 2006 – $2.1 million) in respect of employer contributions under the Plan.

Deferred Share Unit Plan

The Company maintains a Deferred Share Unit (DSU) plan for executives, whereby an executive may elect to receive any cash incentive compensation in the form of deferred share units. The plan is intended to enhance the Company’s ability to promote a greater alignment of interests between executives and the shareholders of the Company. A deferred share unit is equal in value to one common share of the Company. The units are issued on the basis of the average closing board lot sale price per share of CAE common shares on the TSX during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Deferred share units mature upon termination of employment, whereupon an executive is entitled to receive the fair market value of the equivalent number of common shares, net of withholdings, in cash.

In fiscal 2000, the Company adopted a DSU plan for non-employee directors. A non-employee director holding less than the Minimum Holdings of common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. Minimum Holdings means not less than the number of common shares or deferred share units equivalent in fair market value to three times the annual retainer fee payable to a director for service on the Board. A non-employee director holding no less than the Minimum Holdings of common shares may elect to participate in the plan in respect of part or all of his or her retainer and attendance fees. The terms of the plan are essentially identical to the key executive DSU Plan except that units are issued on the basis of the closing board lot sale price per share of CAE common shares on the TSX during the last day on which the common share traded prior to the date of issue.

The Company records the cost of the DSU plan as compensation expense. As at March 31, 2008, 405,680 units were outstanding at a value of $4.7 million (2007 – 425,092 units at a value of $5.4 million; 2006 – 388,972 units at a value of $3.6 million). A total number of 63,128 units were redeemed during the fiscal year ended March 31, 2008 under both DSU plans in accordance with their respective plan text, for a total of $0.8 million. For the period ended March 31, 2008, March 31, 2007 and March 31, 2006, no DSUs were cancelled.

Long-Term Incentive (LTI) – Deferred Share Unit Plan

All CAE Long-Term Incentive Deferred Share Unit Plans (LTI-DSU) are intended to enhance the Company’s ability to promote a greater alignment of interests between executives and shareholders of the Company. LTI-DSUs are granted to executives and senior management of the Company. A LTI-DSU is equal in value to one common share at a specific date. The LTI-DSU also accrued dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. With the exception of the fiscal year 2004 plan which precludes the redemption of vested DSUs upon participant’s voluntary resignation, eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested DSUs held upon any termination of employment. Upon termination of employment for reasons of retirement, unvested units will continue to vest at the latest by November 30th of the year following the retirement date. For participants subject to section 409A of the United States Internal Revenue Code, vesting of unvested units takes place at time of retirement.

Fiscal year 2004 plan

The fiscal year 2004 plan stipulates that granted units vest equally over four years. All the units issued under that Plan are now vested. As at March 31, 2008, 517,702 LTI-DSU units were outstanding (March 31, 2007 – 548,097 units). The expense recorded in fiscal 2008 was $0.1 million (2007 – $0.2 million; 2006 – $1.6 million).

Fiscal year 2005 plan

The fiscal year 2005 plan has replaced the fiscal year 2004 plan for succeeding years. The Plan stipulates that granted units vest equally over five years and that following a take-over bid, all unvested units will vest immediately. In fiscal 2008, the Company issued 481,577 LTI-DSU units (2007 – 527,714 units) and as at March 31, 2008, 1,824,762 LTI-DSU units were outstanding (2007 – 1,392,653 units outstanding). The expense recorded in fiscal 2008 was $3.2 million (2007 – $7.5 million; 2006 – $2.8 million).

Since fiscal 2004, the Company entered into contracts to reduce its earnings exposure to the fluctuations in its share price (refer to Note 17).

Long-Term Incentive – Restricted Share Unit Plan

In May 2004, the Company adopted a Long-Term Incentive Performance Based Restricted Shares Unit Plan (LTI-RSU) for its executives and senior management. The LTI-RSU plan is intended to enhance the Company’s ability to attract and retain talented individuals, and also to promote a greater alignment of interest between eligible participants and the Company’s shareholders. The LTI-RSU Plan is set up as a stock-based performance plan.

LTI-RSUs granted pursuant to this plan vest after three years from their grant date. LTI-RSUs are vested as follows:

(i)	100% of the units, if CAE shares have appreciated at least 33% (10% annual compounded growth) during the timeframe;

(ii)	50% of the units, if CAE shares have appreciated at least 24% (7.5% annual compounded growth) but less than 33% during the timeframe.

No LTI-RSUs vest if the market value of the common shares has appreciated less than 24% during the specified timeframe. In addition, no proportional vesting is to occur for any appreciation resulting between 24% and 33% during the specified timeframe. Participants subject to loss of employment, other than voluntarily or for cause, are entitled to conditional pro-rata vesting. In fiscal 2008, the Company issued no LTI-RSU units (2007 – 770,948 units) under the fiscal 2005 plan and as at March 31, 2008, 1,065,710 LTI- RSU units were outstanding (2007 – 2,009,666 units outstanding) under that plan. The expense recorded in fiscal 2008 was $3.1 million (2007 – $12.1 million; 2006 – $3.5 million).

In May 2007, the Company amended the fiscal year 2005 plan for fiscal year 2008 and subsequent years. The LTI-RSU plan is intended to enhance the Company’s ability to attract and retain talented individuals and also to promote a greater alignment of interest between eligible participants and the Company’s shareholders. The LTI-RSU plan is set up as a stock-based performance plan.

LTI-RSUs granted pursuant to the revised plan vest after three years from their grant date. LTI-RSUs are vested as follows:

(i)	100% of the units, if CAE shares have appreciated by a minimum annual compounded growth defined as the Bank of Canada 10-year risk-free rate of return on the grant date plus 350 basis points (3.50%) over the valuation period, or, in the case of pro-rated vesting, as of the end of the pro-ration period. For 2008 fiscal year grant, this represents a target of 8% of annual growth compounded over the three year period;

(ii)	50% of the units, if based on the grant price, the closing average price of the common CAE shares has met or exceeded the performance of the Standard & Poor’s Aerospace and Defence Index (S&P A&D index), adjusted for dividends, or, in the case of pro-rated vesting, as of the end of the pro-ration period.

Participants subject to loss of employment, other than voluntarily or for cause, are entitled to conditional pro-rata vesting. In fiscal 2008, the Company issued 352,258 LTI-RSU units, and as at March 31, 2008, 340,974 LTI-RSU units were outstanding. The expense recorded in fiscal 2008 was $0.5 million.

Note 17

Financial Instruments

Under its risk management policy, the Company enters into foreign exchange and interest rate derivative instruments, of which a certain portion is designated as cash flow hedges of forecasted transactions in order to reduce the financial risk regarding its exposure to fluctuations in foreign exchange rates and interest rates. The Company does not use any derivative financial instruments for trading or speculative purposes.

Foreign currency risks

The Company entered into foreign exchange forward contracts and foreign exchange swaps to manage its risks associated with foreign currency exchange rates. As at March 31, 2008, the Company had entered into foreign currency forward contracts totalling $837.6 million (buy contracts $251.6 million and sell contracts totalling $586.0 million) to mainly reduce the foreign currency risks associated with certain sales commitments and expected purchase transactions denominated in foreign currencies. The Company designates a certain portion of its foreign exchange forward contracts as cash flow hedges and applies hedge accounting as prescribed under CICA Section 3865, Hedges.

The Company has entered into foreign exchange swap agreements for its senior secured financing, obtained during this fiscal year, to convert a portion of this US dollar denominated debt into British pounds (GBP or £) to finance its civil aviation training centre in United Kingdom. The Company designates two USD to GBP cross-currency swap agreements, as cash flow hedges, with notional amounts of $5.7 million (£2.8 million) and $17.3 million (£8.5 million) amortizing in accordance with the repayment schedule of the debt until June 2014 and June 2018 respectively.

Consolidated foreign exchange transactions outstanding
(amounts in millions, except average rate)		2008		2007

	Notional	Average	Notional	Average
Currencies (sold/bought)	Amount(1)	Rate	Amount(1)	Rate

USD/CDN
Less than 1 year	$311.0	0.9674	$223.3	0.8697
Between 1 and 3 years	85.2	0.9483	54.3	0.8908
Between 3 to 5 years	5.8	0.9183	15.7	0.9007
USD/EUR
Less than 1 year	4.2	1.2957	11.0	1.2964
Between 1 and 3 years	-	-	4.0	1.2957
USD/AUD
Less than 1 year	0.2	0.8772	-	-
CDN/EUR
Less than 1 year	29.4	1.4875	12.9	1.5360
Between 1 and 3 years	3.2	1.4714	5.4	1.4666
Between 3 and 5 years	-	-	1.5	1.4642
EUR/CDN
Less than 1 year	96.1	0.6705	94.9	0.6649
Between 1 and 3 years	26.3	0.6660	29.4	0.6712
Between 3 and 5 years	0.7	0.6559	1.5	0.6934
EUR/AUD
Less than 1 year	2.7	0.5827	1.0	0.5800
Between 1 and 3 years	0.9	0.5674	1.6	0.5586
EUR/USD
Less than 1 year	4.2	0.7280	-	-
GBP/CDN
Less than 1 year	4.1	0.4926	4.1	0.4796
Between 1 and 3 years	48.8	0.5007	47.5	0.4964
CDN/GBP
Less than 1 year	-	-	0.5	2.2783
Between 1 and 3 years	10.0	1.9500	-	-
GBP/EUR
Less than 1 year	-	-	19.4	0.6821
GBP/USD
Less than 1 year	-	-	20.0	0.5181
CDN/USD
Less than 1 year	118.4	0.9829	52.3	1.1564
Between 1 and 3 years	86.4	0.9860	3.8	1.0986

	$837.6		$604.1

(1) Exchange rates as at the end of the respective fiscal year were used to translate amounts in foreign currencies.

During fiscal year 2008, hedge accounting was discontinued for certain foreign exchange forward contracts when it became probable that the original anticipated transactions would not occur by the end of the originally specified period. As a result, a gain of $0.9 million was recorded in net earnings.

Also, a gain of $0.9 million, representing the ineffective portion of the change in fair value of the cash flow hedges, was recognized in net earnings.

The estimated net amount of existing losses reported in accumulated other comprehensive loss that is expected to be reclassified into earnings during the next 12 months is $1.8 million.

Credit risk

The Company is exposed to credit risk on cash and cash equivalents, trade receivables and long-term contracts. The credit risk on cash and cash equivalents is mitigated by the fact that they are in place with major financial institutions. Its customers are primarily established companies with publicly available credit ratings or government agencies, factors that facilitate monitoring of the risk. In addition, the Company typically receives substantial non-refundable deposits on contracts. The Company closely monitors its exposure to major airlines in order to mitigate its risk to the extent possible. As well, the Company’s credit exposure is further reduced by the sale of third-party receivables (see Note 6 Accounts Receivable) to a financial institution on a non-recourse basis.

The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company minimizes this exposure by entering into contracts with counterparties that are of high credit quality. Collateral or other security to support financial instruments subject to credit risk is usually not obtained. The credit standing of counterparties is regularly monitored.

Interest rate exposure

The Company bears some interest rate fluctuation risk on its variable long-term debt (including rates) and some fair value risk on its fixed interest long-term debt. As at March 31, 2008, the Company has entered into seven interest rate swap agreements with four different financial institutions to mitigate these risks for a total notional value of $133.1 million.

One agreement, with a notional value of $33.9 million (US$33.0 million), has converted fixed interest rate debt into a floating rate whereby the Company pays the equivalent of a three-month LIBOR borrowing rate, plus 3.6%, and receives a fixed interest rate of 7.76% up to June 2012. The Company designates this interest rate swap contract as a fair value hedge.

During the fiscal year, the Company obtained senior secured financing for an amount of $107.5 million for two new civil aviation training centres. The drawdown to March 31, 2008 was for the full amount (US$45.7 million and £29.6 million after taking into consideration the effect of foreign exchange swaps arrangements entered in relation to this financing transaction). The Company designates the following interest rate swap contracts as cash flow hedges:

(i)	Two USD-denominated floating-to-fixed swaps with notional amounts of $4.5 million (US$4.4 million) and $13.4 million (US$13.0 million) amortizing in accordance with the repayment schedule of the debt until June 2014 and June 2018, respectively. The Company pays a weighted average fixed interest rate of 8.09%;

(ii)	Two GBP-denominated floating-to-fixed swaps with notional amounts of $5.7 million (£2.8 million) and $17.3 million (£8.5 million) amortizing in accordance with the repayment schedule of the debt until June 2014 and June 2018, respectively. The Company pays a weighted average fixed interest rate of 8.39%.

The remaining contracts, which are designated as cash flow hedges, convert a floating interest rate debt into a fixed rate for a notional value of $58.2 million, whereby the Company will receive quarterly LIBOR and pay fixed interest payments as follows:

(i)	Amortizing based on a repayment schedule of the debt until October 2016 on $7.7 million (£3.8 million), the Company will pay quarterly fixed annual interest rates of 6.31%;

(ii)	Accreting swap based on a borrowing schedule until December 2019 on $50.6 million (€31.1 million), the Company will pay a semi-annual fixed annual interest rate of 4.78%.

After considering these swap agreements, as at March 31, 2008, 72% of the long-term debt bears fixed interest rates.

Stock-based compensation cost

Since March 2004, the Company entered into four equity swap agreements with three major Canadian financial institutions to reduce its cash and net earnings exposure to fluctuations in its share price relating to the DSU and LTI-DSU programs. Pursuant to the agreement, the Company receives the economic benefit of dividends and a share price appreciation while providing payments to the financial institution for the institution’s cost of funds and any share price depreciation. The net effect of the equity swap partly offsets movements in the Company’s share price impacting the cost of the DSU and LTI-DSU programs and is reset monthly. As at March 31, 2008, the equity swap agreements covered 2,155,000 common shares of the Company.

Hedge of self-sustaining foreign operations

The Company has designated a portion of its senior notes totalling US$ 33.0 million as at March 31, 2008 (2007 – US$ 93.0 million) as a hedge of self-sustaining foreign operations and is being used to hedge the Company’s exposure to foreign exchange risk on these investments. Gains or losses on the translation of the designated portion of its senior notes are recognized in other comprehensive income to offset any gains or losses on translation of the net investments in the self-sustaining foreign operations. During the third quarter of fiscal 2008, US$ 60.0 million of senior notes, maturing in June 2009, was de-designated as a hedge of self-sustaining foreign operations. Accordingly, from the de-designation date, the change in carrying value of this portion of the senior notes as a result of change in foreign currency is recorded in earnings. However, a highly effective cash flow hedge was obtained to cover the interest payments and final maturity of this debt.

The following methods and assumptions have been used to estimate the fair value of the financial instruments:

(i)	Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are valued at their carrying amounts on the Consolidated Balance Sheets, which represent an appropriate estimate of their fair values due to their short-term maturities;

(ii)	Capital leases are valued using the discounted cash flow method;

(iii)	The value of long-term debt is estimated based on discounted cash flows using current interest rates for debt with similar terms and remaining maturities;

(iv)	The net fair value of the Company’s cross currency and interest rate swaps are determined using valuation techniques and are calculated as the present value of the estimated future cash flows using an appropriate market based yield curve. Assumptions are based on market conditions prevailing at each Consolidated Balance Sheets date;

(v)	Forward foreign exchange contracts are represented by the estimated amounts that the Company would receive or pay to settle the contracts at the Consolidated Balance Sheets date.

The fair value of all derivative and non-derivative financial instruments was as follows as at March 31, 2008:

		Fair value	Carrying amount
(amounts in millions)	Assets	Liabilities	Assets	Liabilities

Derivative financial instruments designated as fair value
hedges
Interest rate swap agreements	$1.3	$-	$1.3	$-

Derivative financial instruments designated as cash flow
hedges
Foreign exchange forward contracts	$13.7	$12.8	$13.7	$12.8
Foreign currency swap agreements	1.6	0.1	1.6	0.1
Interest rate swap agreements	2.3	4.3	2.3	4.3

	$17.6	$17.2	$17.6	$17.2

Derivative financial instruments classified as held for
trading
Foreign exchange forward contracts	$8.6	$3.4	$8.6	$3.4
Foreign exchange embedded derivatives	3.4	12.1	3.4	12.1

	$12.0	$15.5	$12.0	$15.5

Total derivative financial instruments	$30.9	$32.7	$30.9	$32.7

Non-derivative financial instruments designated as
hedges of net investments of self-sustaining foreign
operations
Long-term debt	$-	$37.2	$-	$33.9
Other non-derivative financial instruments
Long-term debt	-	352.1	-	348.6

Total non-derivative financial instruments	$-	$389.3	$-	$382.5

Total financial instruments	$30.9	$422.0	$30.9	$415.2

Letters of credit and guarantees

As at March 31, 2008, the Company had outstanding letters of credit and performance guarantees in the amount of $108.9 million (2007 – $149.1 million) issued in the normal course of business. These guarantees are issued under mainly the Revolving Term Credit Facility as well as the Performance Securities Guarantee (PSG) account provided by Export Development Corporation (EDC) and under other standby facilities available to the Company through various financial institutions.

The advance payment guarantees are related to progress/milestone payments made by our customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by CAE and at the satisfaction of the customer. It represents 10% to 20% of the overall contract amount. The customer releases the Company from these guarantees at the signature of a certificate of completion. The letter of credit for the operating lease obligation provides credit support for the benefit of the owner participant in the September 30, 2003 sale and leaseback transaction and varies according to the payment schedule of the lease agreement.

(amounts in millions)	2008	2007

Advance payment	$48.9	$68.7
Contract performance	4.7	6.7
Operating lease obligation	24.2	27.2
Simulator deployment obligation	20.8	40.7
Other	10.3	5.8

Total	$108.9	$149.1

All of the advance payment guarantees were issued under the EDC PSG account.

Residual value guarantees – sale and leaseback transactions

Following certain sale and leaseback transactions, the Company has agreed to guarantee the residual value of the underlying equipment in the event that the equipment is returned to the lessor and the net proceeds of any eventual sale do not cover the guaranteed amount. The maximum amount of exposure is $17.4 million (2007 – $52.1 million), of which $8.2 million matures in 2020 and $9.2 million in 2023. Of this amount, as at March 31, 2008, $17.4 million is recorded as a deferred gain (2007 – $33.1 million).

Indemnifications

In certain instances when CAE sells businesses, the Company may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities that exist, or arise from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The Company believes that other than the liabilities already accrued, the maximum potential future payments that it could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defenses, which cannot be estimated. However, historically, costs incurred to settle claims related to these indemnifications have not been material to the Company's consolidated financial position, results of operations or cash flows.

Note 18	Supplementary Cash Flows Information
(amounts in millions)		2008	2007	2006

Cash provided by (used in) non-cash working capital:
Accounts receivable		$8.5	$(39.2)	$(31.9)
Inventories		(20.9)	(14.8)	13.8
Prepaid expenses		(8.7)	4.0	(7.9)
Income taxes recoverable		(18.6)	20.2	(7.5)
Accounts payable and accrued liabilities		4.4	22.5	58.9
Deposits on contracts		19.6	27.5	53.7

Changes in non-cash working capital		$(15.7)	$20.2	$79.1

Supplemental cash flow disclosure:
Interest paid		$24.0	$17.1	$21.9
Income taxes paid (received)		$28.0	$(1.4)	$13.7

Supplemental statements of earnings disclosure:
Foreign exchange gain		$12.6	$2.9	$8.4

Note 19	Contingencies

In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Accruals are made in instances where it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company has no reason to believe that the ultimate outcome of these matters will have a material impact on its consolidated financial position.

Note 20 Commitments

Significant contractual purchase obligations and future minimum lease payments under operating leases are as follows:

Years ending March 31
(amounts in millions)	SP/C	SP/M	TS/C	TS/M	Total

2009	$8.1	$11.7	$40.8	$23.7	$84.3
2010	4.9	7.9	35.8	20.7	69.3
2011	2.7	4.9	35.2	19.5	62.3
2012	2.0	2.7	40.1	17.0	61.8
2013	0.3	0.4	32.0	9.9	42.6
Thereafter	0.3	0.4	138.3	23.8	162.8

	$18.3	$28.0	$322.2	$114.6	$483.1

As at March 31, 2008, included in the total contractual purchase obligations and future minimum lease payments under operating lease is an amount of $103.3 million (March 31, 2007 – $136.0 million, March 31, 2006 – $140.7 million) designated as commitments to CVS Leasing Ltd., an entity in which the Company has a 14% minority shareholding.

Of the total $483.1 million disclosed as being commitments as at March 31, 2008, $54.4 million represent contractual purchase obligations.

Note 21

Government Cost-Sharing

The Company has signed agreements with various governments whereby the latter shares in the cost, based on expenditures incurred by the Company, of certain R&D programs for modelling and services, visual systems and advanced flight simulation technology for civil applications and networked simulation for military applications.

Project Phoenix

During fiscal 2006, the Company announced a plan to invest $630 million in Project Phoenix, an R&D program that will span the next six years. In the same year, the Government of Canada and the Company signed an agreement for a contribution of approximately 30% ($189 million) of the value of CAE's R&D program. The Government of Canada support will reduce by approximately 25% the amount of income tax credit otherwise available. This agreement is included in the Technology Partnerships Canada (TPC) program created by Industry Canada to invest strategically in research and development, to encourage private sector investment, and to increase technological capabilities in the Canadian industry. The contribution will be repayable, based on consolidated revenues, starting in fiscal 2012 and ending in fiscal 2030, or earlier, should a predetermined royalty level, which exceeds the amount of maximum contributions, be reached.

During fiscal 2007, the Company signed an agreement with the Government of Québec, which will participate in Project Phoenix. The Québec government’s support will take the form of a contribution up to $31.5 million over six years, repayable by royalties. Investissement Québec handles the contribution. The contribution will be repayable, based on consolidated revenues, starting in fiscal 2012 and ending in fiscal 2030, or earlier should a predetermined royalty level which exceeds the amount of maximum contributions be reached. The government contribution recognized by the Company in fiscal 2007, related to this agreement signed with the Government, is based on costs incurred starting in June 2005.

The following table provides information regarding contributions recognized and amounts not yet received for the aggregate project:

(amounts in millions)	2008		2007

Outstanding contribution receivable,
beginning of year	$18.4		$10.0
Contributions	62.4		52.1
Payments received	(56.6)		(43.7)

Outstanding contribution receivable,
end of year	$24.2		$18.4

Previous programs
The Company had also signed previous R&D agreements with the Government of Canada, in order to share in a portion of specific costs incurred by the Company on previous R&D programs. The initiative was intended to broaden the Company's technological capabilities in flight simulation systems, by developing components that will lower the cost and weight of flight simulators and technologies to reduce the cost of initial training. These programs are repayable in the form of royalties to March 2011 and
March 2013, based on future sales for civil and military programs respectively.
Aggregate information about programs
The following table provides information on the aggregate contributions recognized and aggregate royalty expenditures recognized for all programs:
(amounts in millions)	2008	2007	2006

Contributions credited to capitalized costs:
Project Phoenix	$20.3	$7.1	$3.8
Contributions credited to income:
Project Phoenix	42.1	45.0	13.5
Previous programs	-	-	7.5

Total contributions:
Project Phoenix	$62.4	$52.1	$17.3
Previous programs	-	-	7.5

Royalty expenses:
Project Phoenix	$-	$-	$-
Previous programs	8.8	7.5	6.6

The cumulative contributions recognized by the Company, since their respective inceptions, for all current government cost-sharing programs still active as at March 31, 2008 amounts to $212.3 million. The cumulative sum of royalty expenses recognized by the Company since their respective inceptions, for all current government cost-sharing programs still active as at March 31, 2008, amounts to $32.0 million.

Note 22

Employee Future Benefits

Defined future benefits

The Company has two registered funded defined-benefit pension plans in Canada (one for employees and one for designated executives) that provide benefits based on length of service and final average earnings. The Company also maintains a pension plan for employees in the Netherlands and in the United Kingdom that provides benefits based on similar provisions.

In addition, the Company maintains a supplemental arrangement plan in Canada and two in Germany (CAE Elektronik GmbH plan and CAE Beyss GmbH plan [Beyss]) to provide defined benefits. These supplemental arrangements are the sole obligation of the Company, and there is no requirement to fund it. However, the Company is obligated to pay the benefits when they become due. Under the Canadian supplemental arrangement, once the designated employee retires from the Company, the Company is required to secure the obligation for that employee. As at March 31, 2008, the Company has issued letters of credit totalling $23.1 million (2007 – $21.2 million) to secure these obligations under the Canadian supplemental arrangement.

Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equities, government and corporate bonds.

In fiscal 2007, the Company closed some of its training centres in Europe, resulting in a curtailment gain of $0.9 million.

The changes in pension obligations, in fair value of assets and the financial position of the funded pension plans are as follows:

			2008			2007

(amounts in million)	Canadian	Foreign	Total	Canadian	Foreign	Total

Change in pension obligations	$191.7	$21.9	$213.6	$175.4	$15.6	$191.0
Adjustment U.K. plan	-	-	-	-	4.1	4.1
Current service cost	6.0	0.6	6.6	6.0	0.8	6.8
Interest cost	10.0	1.0	11.0	9.1	0.9	10.0
Curtailment	-	-	-	-	(0.9)	(0.9)
Employee contributions	2.2	0.3	2.5	2.2	0.3	2.5
Pension benefits paid	(10.2)	(0.3)	(10.5)	(11.6)	(0.2)	(11.8)
Actuarial loss (gain)	(5.8)	1.2	(4.6)	10.6	(0.6)	10.0
Foreign exchange variation	-	0.6	0.6	-	1.9	1.9

Pension obligation at end of year	$193.9	$25.3	$219.2	$191.7	$21.9	$213.6

Change in faire value of plan assets:
Fair value of plan assets at beginning of year	$163.1	$23.3	$186.4	$144.7	$15.9	$160.6
Adjustment U.K. plan	-	-	-	-	3.4	3.4
Actual return on plan assets	4.2	0.1	4.3	18.1	1.1	19.2
Pension benefits paid	(10.2)	(0.3)	(10.5)	(11.6)	(0.2)	(11.8)
Employee contributions	2.2	0.3	2.5	2.2	0.3	2.5
Employer contributions	9.3	-	9.3	9.7	0.9	10.6
Foreign exchange variation	-	0.5	0.5	-	1.9	1.9

Fair value of plan assets at end of year	$168.6	$23.9	$192.5	$163.1	$23.3	$186.4

Financial position – plan (deficit) surplus	$(25.3)	$(1.4)	$(26.7)	$(28.6)	$1.4	$(27.2)
Unrecognized net actuarial loss (gain)	46.0	1.4	47.4	46.5	(1.0)	45.5
Unamortized past service cost	4.6	-	4.6	5.1	-	5.1

Amount recognized at end of year	$25.3	$-	$25.3	$23.0	$0.4	$23.4

Amount recognized in:
Other assets (Note 11)	$25.3	$0.6	$25.9	$23.0	$1.1	$24.1
Other long-term liabilities	-	(0.6)	(0.6)	-	(0.7)	(0.7)

	$25.3	$-	$25.3	$23.0	$0.4	$23.4

Included in the above pension obligation and fair value of plan assets at end of year are the following amounts in respect of plans that are in deficit (the two Canadian funded plans and the United Kingdom plan and Netherlands plan [since fiscal 2008]).

			2008			2007

(amounts in millions)	Canadian	Foreign	Total	Canadian	Foreign	Total

Pension obligation at end of year	$193.9	$25.3	$219.2	$191.7	$4.8	$196.5

Fair value of plan assets at end of year	$168.6	$23.9	$192.5	$163.1	$4.1	$167.2

Financial position – plan deficit	$(25.3)	$(1.4)	$(26.7)	$(28.6)	$(0.7)	$(29.3)

Pension obligations related to the supplemental arrangements are as follows:
			2008			2007

(amounts in millions)	Canadian	Foreign	Total	Canadian	Foreign	Total

Change in pension obligations:
Pension obligation at beginning of year	$23.8	$9.8	$33.6	$21.7	$8.8	$30.5
Current service cost	1.6	0.2	1.8	1.3	0.2	1.5
Interest cost	1.3	0.4	1.7	1.1	0.4	1.5
Pension benefits paid	(1.3)	(0.5)	(1.8)	(1.2)	(0.5)	(1.7)
Actuarial loss	2.3	(0.2)	2.1	0.9	0.1	1.0
Foreign exchange variation	-	0.5	0.5	-	0.8	0.8

Pension obligation at end of year	27.7	10.2	37.9	23.8	9.8	33.6

Financial position – plan deficit	(27.7)	(10.2)	(37.9)	(23.8)	(9.8)	(33.6)
Unrecognized net actuarial loss	7.9	1.4	9.3	5.8	1.6	7.4

Amount recognized in other long-term
liabilities at end of year	$(19.8)	$(8.8)	$(28.6)	$(18.0)	$(8.2)	$(26.2)

The net pension cost for funded pension plans for the years ended March 31 included the following components:

(amounts in millions)	2008	2007	2006

Current service cost	$6.6	$6.8	$4.7
Plan Plan expenses	-	-	0.3
Interest cost on pension obligations	11.0	10.0	10.1
Actual return on plan assets	(4.3)	(19.2)	(13.3)
Net actuarial loss on benefit obligation	(4.6)	10.0	9.0

Pension cost before adjustments to recognize the long-term
nature of plans	8.7	7.6	10.8

Adjustments to recognize long-term nature of plans:
Difference between expected return and actual return on plan
assets	(8.2)	8.1	4.2
Difference between actuarial loss recognized for the year and
actual actuarial loss on benefit obligations for the year	6.4	(7.4)	(6.7)
Difference between amortization of past service cost for the
year and actual plan amendments for the year	0.5	0.5	0.5

Total adjustment	(1.3)	1.2	(2.0)

Net pension cost	7.4	8.8	8.8
Curtailment	-	(0.9)	-

Net pension cost including curtailment	$7.4	$7.9	$8.8

The following components are combinations of the items presented above:
(amounts in millions)	2008	2007	2006

Expected return on plan assets	$(12.5)	$(11.1)	$(9.1))
Amortization of net actuarial loss	1.8	2.6	2.3
Amortization of past service costs	0.5	0.5	0.5

With respect to the supplemental arrangements, the net pension cost is as follows:
(amounts in millions)	2008	2007	2006

Current service cost	$1.8	$1.5	$1.1
Interest cost on pension obligations	1.7	1.5	1.2
Net actuarial loss on benefit obligations	2.1	1.0	5.1

Pension cost before adjustments to recognize the long-term
nature of plans	5.6	4.0	7.4

Adjustments to recognize the long-term nature of plans:
Difference between actuarial loss recognized for the year and
actual actuarial loss on benefit obligations for the year	(1.8)	(0.6)	(5.0)

Net pension cost	$3.8	$3.4	$2.4

The following component is a combination of the items presented above:
(amounts in millions)	2008	2007	2006

Amortization of net actuarial loss	$0.3	$0.4	$0.1

Additional information on Canadian funded pension plan assets – weighted average asset allocations by asset category are as follows:

	Allocation of Plan Assets at
	Measurement Dates
Asset Category	December 31, 2007	December 31, 2006

Equity securities	62%	65%
Fixed-income securities	38%	35%

Total	100%	100%

The target allocation percentage for equity securities is 63%, which includes a mix of Canadian, U.S. and international equities, and for the fixed-income securities is 37%, which must be rated BBB or higher. Individual asset classes are allowed to fluctuate slightly and are rebalanced regularly. CAE, through its fund managers, is responsible for investing the assets so as to achieve return in line with underlying market indexes. The investment policy has been modified at the end of December 2005 to allow active management of Canadian equities, which represents approximately 35% of the fund.

Netherlands Pension Plan assets are invested through an insurance company, and the asset allocation is approximately 75% in fixed income, 24% in equities and 1% in cash.

The asset allocation for the United Kingdom Pension Plan asset is approximately 64% in equities, 27% in fixed income and 9% in cash.

Additional information on employer contributions:
	Funded Plan		Supplemental Arrangements
(amounts in millions)	Canadian	Foreign	Canadian	Foreign

Actual contribution – fiscal 2007	$9.7	$0.9	$1.2	$0.5
Actual contribution – fiscal 2008	9.3	-	1.3	0.5
Expected contribution – fiscal 2009 (unaudited)	9.2	1.0	1.3	0.4

Additional information about benefit payments expected to be paid in future years:

		Funded Plans		Supplemental Arrangements
Years ending March 31
(amounts in millions – unaudited)	Canadian	Foreign	Canadian			Foreign

2009	$10.0	$0.4		$1.3		$0.5
2010	10.9	0.3		1.3		0.6
2011	11.9	0.6		1.4		0.5
2012	13.0	0.8		1.6		0.6
2013	14.2	0.8		1.7		0.5
2014 - 2018	89.6	5.4		11.2		2.6

Significant assumptions (weighted average):
			2008			2007
		Canadian	Foreign		Canadian	Foreign

Pension obligations as of March 31:
Discount rate		5.50%	5.40%		5.25%	4.70%
Compensation rate increases		3.50%	1.80%		3.50%	1.90%
Net pension cost:
Expected return on plan assets		7.00%	5.50%		7.00%	5.60%
Discount rate		5.25%	4.70%		5.25%	4.30%
Compensation rate increases		3.50%	1.90%		3.50%	1.80%

For the purpose of calculating the expected return on plan assets, historical and expected future returns were considered separately for each class of assets based on the asset allocation and the investment policy.

The Company measures its benefit obligations and fair value of plan assets for accounting purposes on December 31 of each year.

The most recent actuarial valuation of the pension plans for funding purposes was on September 30, 2007 for the Canadian employee funded plans. The next required valuation will be on December 31, 2009 for both funded plans.

An actuarial valuation of the funded United Kingdom plan is made every three years on March 31. The last actuarial valuation was filed on March 31, 2006.

The most recent actuarial valuation of the pension plans for funding purposes was on December 31, 2005 for the Netherlands employee funded plan. The next required valuation will be on December 31, 2008.

Defined contribution plans

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable Company employees and its participating subsidiaries to acquire CAE common shares through regular payroll deductions plus employer contributions. The Plan allows employees to contribute up to 18% of their annual base salary. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $2 on additional employee contributions, up to a maximum of 3% of the employee’s base salary. Refer to Note 16, Stock-based Compensation Plans for further details and compensation expense recorded during the period.

All of the Company’s U.S. employees may participate in defined contribution saving plans. These plans are subject to U.S. federal tax limitations and provide for voluntary employee salary deduction contributions. The Company’s defined contribution plans formulas are based on a percentage of salary. The Company’s 2008 contribution was $2.9 million ($2.1 million in 2007 and $1.8 million in 2006).

In addition, the Company offered some foreign employees defined contribution pension plans (other than Canadian and U.S.) for which the formula is based on a percentage of salary. The Company’s 2008 contribution was $0.1 million (2007 – $0.1 million, 2006 – $0.1 million).

Note 23

Restructuring Costs

During the fourth quarter of 2005, following a comprehensive review of current performance and the strategic orientation of its operations, the Company announced a broad Restructuring Plan (third initiative) aimed at the elimination of existing duplications between the civil and military segments and the achievement of a more competitive cost structure. The plan, which included a workforce reduction of approximately 450 employees and the closing of redundant facilities, had a significant effect on the Company’s operations in Montreal and around the world, including some European and U.S. training centres. A restructuring charge of $24.5 million, consisting mainly of severance and other related costs, was included in the net earnings (loss) of the fourth quarter of fiscal 2005. Since fiscal 2005, cumulative restructuring charges of $44.6 million, consisting mainly of employee termination costs and other related costs, have been recorded in the Company’s results. The restructuring initiative is completed.

The following table provides the restructuring charge for each reportable segment:

(amounts in millions)	2008	2007	2006

Simulation Products/Civil	$-	$-	$2.8
Simulation Products/Military	-	-	4.3
Training & Services/Civil	-	1.2	11.6
Training & Services/Military	-	-	0.2

	$-	$1.2	$18.9

The continuity of the restructuring provision is as follows:
	Employee
	Termination	Other
(amounts in millions)	Costs	Costs	Total

Balance of provision as at March 31, 2004	$0.5	$0.1	$0.6
Costs charged to expenses	20.8	3.7	24.5
Payments made	(12.1)	(1.8)	(13.9)

Balance of provision as at March 31, 2005	9.2	2.0	11.2
Costs charged to expenses	12.6	6.3	18.9
Payments made	(9.3)	(7.6)	(16.9)
Foreign exchange	(0.5)	(0.1)	(0.6)

Balance of provision as at March 31, 2006	12.0	0.6	12.6
Reversal of provision	(1.9)	-	(1.9)
Costs charged to expenses	-	3.1	3.1
Payments made	(7.6)	(3.2)	(10.8)
Foreign exchange	0.4	-	0.4

Balance of provision as at March 31, 2007	$2.9	$0.5	$3.4

Reclassifications to other liabilities	(1.5)	-	(1.5)
Payments made	(1.3)	(0.5)	(1.8)
Foreign exchange	(0.1)	-	(0.1)

Balance of provision as at March 31, 2008	$-	$-	$-

Note 24

Variable Interest Entities

The following table summarizes, by segment and as per Canadian GAAP, the total assets and total liabilities of the significant variable interest entities (VIEs) in which the Company has a variable interest as at March 31:

(amounts in millions)		2008		2007

	Assets Liabilities		Assets	Liabilities

Training and Services/Civil:

Sale and leaseback structures

Air Canada Training Centre – Fiscal 2000	$13.3	$13.3	$14.0	$14.0

Emirates-CAE Flight Training Centre – Fiscal 2002(1)	11.9	11.9	12.5	12.5

Toronto Training Centre – Fiscal 2002	11.4	11.4	11.9	11.9

Denver/Dallas – Fiscal 2003	51.8	51.8	54.1	54.1

SimuFlite – Fiscal 2004	73.6	73.6	76.8	76.8

Assets and liabilities of non-consolidated VIEs subject to

disclosure	$162.0	$162.0	$169.3	$169.3

Training and Services/Military:

Sale and leaseback structures

Aircrew Training Centre – Fiscal 1998	$65.6	$48.5	$63.7	50.0

Consolidated assets and liabilities before allowing for its

classification as a VIE and the Company being the primary

beneficiary	$65.6	$48.5	$63.7	$50.0

Simulation Products/Military:

Partnership arrangements

Eurofighter Simulation Systems – Fiscal 1999	$112.4	$108.0	$125.8	$121.7

Assets and liabilities of non-consolidated VIEs subject to

disclosure	$112.4	$108.0	$125.8	$121.7

(1)The sale and leaseback structure was entered into when the asset was located in the Company’s Toronto Training Centre. The asset has since been relocated. On October 4, 2006, the asset was contributed to the Emirates-CAE Flight Training Centre.

The liabilities recognized as a result of consolidating this VIE do not represent additional claims on the Company’s general assets; rather, they represent claims against the specific assets of the consolidated VIE. Conversely, assets recognized as a result of consolidating this VIE do not represent additional assets that could be used to satisfy claims against the Company’s general assets. Additionally, the consolidation of this VIE did not result in any change in the underlying tax, legal or credit exposure of the Company.

Sale and leaseback structures

A key element of CAE’s finance strategy to support the investment in its civil and military training and services business is the sale and leaseback of certain FFSs installed in the Company’s global network of training centres. This provides CAE with a cost-effective long-term source of fixed-cost financing. A sale and leaseback structure arrangement can be executed only after the FFS has achieved certification by regulatory authorities (i.e. the simulator is installed and is available to customers for training). The sale and leaseback structures are typically structured as leveraged leases with an owner-participant.

The Company has entered into sale and leaseback arrangements with special purpose entities (SPEs). These arrangements relate to simulators used in the Company’s training centres for the military and civil aviation segments. These leases expire at various dates up to 2023, with the exception of one in 2037. Typically, the Company has the option to purchase the equipment at a specific time during the lease terms at a specific purchase price. Some leases include renewal options at the end of the term. In some cases, the Company has provided guarantees for the residual value of the equipment at the expiry date of the leases or at the date the Company exercises its purchase option. Secured long-term debt and third-party equity investors who, in certain cases, benefit from tax incentives finance these SPEs. The equipment serves as collateral for the long-term debt of the SPEs.

The Company’s variable interests in these SPEs are solely through fixed purchase price options and residual value guarantees, except for one case where it is in the form of equity and subordinated loan. In another case, the Company also provides administrative services to the SPE in return for a market fee.

The Company concluded that some of these SPE are VIEs. At the end of fiscal 2008 and 2007, the company is the primary beneficiary for one of them. The assets and liabilities of this VIE are fully consolidated into the Company’s consolidated financial statements as at March 31, 2008 and March 31, 2007 before allowing for its classification as a VIE and the Company being the primary beneficiary.

For all of the other SPEs that are VIEs, the Company is not the primary beneficiary and consolidation is not appropriate under AcG-15. As at March 31, 2008, the Company’s maximum potential exposure to losses relating to these non-consolidated SPEs was $42.0 million ($47.1 million in 2007).

Partnership arrangements

The Company entered into partnership arrangements to provide manufactured military simulation products as well as training and services for both the military and civil segments.

The Company’s involvement with entities, in connection with these partnership arrangements, is mainly through investments in their equity and/or in subordinated loans and through manufacturing and long-term training service contracts. The Company concluded that certain of these entities are VIEs, but the Company is not the primary beneficiary. Accordingly, these entities have not been consolidated. The Company continues to account for these investments under the equity method, recording its share of the net earnings or loss based on the terms of the partnership arrangements. As at March 31, 2008 and 2007, the Company’s maximum off-balance sheet exposure to losses related to these non-consolidated VIEs, other than from its contractual obligations, was not material.

Note 25 Operating Segments and Geographic Information

The Company elected to organize its businesses based principally on products and services. Effective April 1, 2005, the Company changed its internal organizational structure such that operations are managed through four segments:

(i)	Simulation Products/Civil – Designs, manufactures and supplies civil flight simulators, training devices and visual systems;

(ii)	Simulation Products/Military – Designs, manufactures and supplies advanced military training products for air, land and sea applications;

(iii)	Training & Services/Civil – Provides business and commercial aviation training and related services;

(iv)	Training & Services/Military – Supplies military turnkey training and operational solutions, support services, life extensions, systems maintenance and modelling and simulation solutions.

Results by segment

The profitability measure employed by the Company for making decisions about allocating resources to segments and assessing segment performance is earnings before other income (expense), interest, income taxes and discontinued operations (hereinafter referred to as segment operating income).The accounting principles used to prepare the information by operating segments are the same as those used to prepare the Company’s Consolidated Financial Statements. Transactions between operating segments are mainly simulator transfers from the Simulation Products/Civil segment to the Training & Services/Civil segment, which are recorded at cost. The method used for the allocation of assets jointly used by operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is made based on a proportion of each segment’s cost of sales.

		Simulation Products			Training & Services			Total
(amounts in millions)		2008	2007	2006	2008	2007	2006	2008	2007	2006

	External revenue	$435.3	$348.1	$257.0	$382.1	$336.9	$322.3	$817.4	$685.0	$579.3
	Segment
	Operating Income	94.9	60.4	29.9	73.5	64.3	57.1	168.4	124.7	87.0
	Depreciation and
	amortization
Civil	· Property, plant
	and equipment	4.7	5.2	5.5	44.5	39.5	36.6	49.2	44.7	42.1
	· Intangible and
	other assets	2.2	4.2	5.8	7.5	6.0	6.7	9.7	10.2	12.5
	Capital
	expenditures	4.6	14.4	5.7	161.8	108.1	87.5	166.4	122.5	93.2

	External revenue	$383.7	$357.5	$327.4	$222.5	$208.2	$200.5	$606.2	$565.7	$527.9
	Segment
	Operating Income	51.7	39.1	27.0	31.4	33.7	18.7	83.1	72.8	45.7
	Depreciation and
	amortization
Military	· Property, plant
	and equipment	6.0	6.0	6.1	5.4	4.3	4.3	11.4	10.3	10.4
	· Intangible and
	other assets	4.5	3.0	7.7	2.7	2.6	2.7	7.2	5.6	10.4
	Capital
	expenditures	7.3	5.5	6.0	15.8	30.1	30.9	23.1	35.6	36.9

	External revenue	$819.0	$705.6	$584.4	$604.6	$545.1	$522.8	$1,423.6	$1,250.7	$1,107.2
	Segment
	Operating Income	146.6	99.5	56.9	104.9	98.0	75.8	251.5	197.5	132.7
	Depreciation and
	amortization
Total	· Property, plant
	and equipment	10.7	11.2	11.6	49.9	43.8	40.9	60.6	55.0	52.5
	· Intangible and
	other assets	6.7	7.2	13.5	10.2	8.6	9.4	16.9	15.8	22.9
	Capital
	expenditures	11.9	19.9	11.7	177.6	138.2	118.4	189.5	158.1	130.1

Earnings before interest and income taxes

The following table provides reconciliation between total Segment Operating Income and earnings before interest and income taxes:

(amounts in millions)	2008	2007	2006

Total Segment Operating Income	$251.5	$197.5	$132.7
Foreign exchange gain on the reduction of the investment in
certain self-sustaining subsidiaries(a)	-	-	5.3
Restructuring charge (Note 23)	-	(1.2)	(18.9)
Other costs associated with the Restructuring Plan(b)	-	(6.9)	(15.1)

Earnings before interest and income taxes	$251.5	$189.4	$104.0

(a)	The Company reduced the capitalization of its certain self-sustaining subsidiaries. Accordingly, the corresponding amount of foreign exchange accumulated in the accumulated other comprehensive loss was transferred to the Consolidated Statements of Earnings.

(b)	In the past, the Company incurred costs, which were excluded from the determination of segment operating income, related to the re-engineering of the Company’s business processes including a component associated with the first phase of the deployment of the ERP system. As at April 1, 2007, the costs related with the first phase of the ERP deployment have ended. Current costs associated with additional phases of the deployment of the ERP system are not considered restructuring costs and will be included in the determination of segment operating income.

Assets employed by segment

CAE uses assets employed to assess resources allocated to each segment. Assets employed include accounts receivable, inventories, prepaid expenses, property, plant and equipment, goodwill, intangible assets and other assets. Assets employed exclude cash, income tax accounts, assets held for sale and assets of certain non-operating subsidiaries.

	As at March 31	As at March 31
(amounts in millions)	2008	2007

Simulation Products/Civil	$208.3	$188.0
Simulation Products/Military	302.8	251.2
Training & Services/Civil	1,067.6	973.8
Training & Services/Military	219.8	208.7

Total assets employed	1,798.5	1,621.7

Assets not included in assets employed	454.7	334.5

Total assets	$2,253.2	$1,956.2

Geographic information

The Company markets its products and services in over 20 countries. Sales are attributed to countries based on the location of customers.

(amounts in millions)	2008	2007	2006

Revenue from external customers
Canada	$98.4	$137.5	$100.1
United States	468.9	398.6	393.5
United Kingdom	102.2	98.1	80.2
Germany	162.6	153.3	153.3
Netherlands	98.0	92.4	104.6
Other European countries	145.5	127.1	41.3
China	71.1	56.3	56.4
United Arab Emirates	53.3	52.5	61.7
Other Asian countries	81.8	70.8	54.9
Australia	78.1	33.1	25.2
Other countries	63.7	31.0	36.0

	$1,423.6	$1,250.7	$1,107.2

		As at March 31	As at March 31
(amounts in millions)		2008	2007

Property, plant and equipment, goodwill and intangible assets
Canada		$205.9	$145.5
United States		297.2	290.1
South America		66.1	55.5
United Kingdom		166.3	142.8
Spain		95.4	89.9
Germany		67.2	53.3
Netherlands		134.0	140.8
Other European countries		61.3	62.7
United Arab Emirates		63.6	72.8
Asia		54.3	44.1
Other countries		13.0	22.0

		$1,224.3	$1,119.5

Note 26	Differences Between Canadian and United States Generally Accepted Accounting
Principles

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which differ in certain respects from those principles that the Company would have followed if its consolidated financial statements had been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

As required by the United States Securities and Exchange Commission (SEC), the effect of these principal differences on the Company’s consolidated financial statements is described and quantified as follows:

Reconciliation of net earnings in Canadian GAAP to U.S. GAAP
Years ended March 31
(amounts in millions, except per share amounts)	Notes	2008		2007	2006

Net earnings in accordance with Canadian GAAP		$152.7		$127.4	$63.6
Results of discontinued operations in accordance
with Canadian GAAP		(12.1)		(1.7)	(6.0)

Earnings from continuing operations in accordance with
Canadian GAAP		$164.8		$129.1	$69.6
Deferred development costs excluding amortization noted below	A	1.8		(3.4)	(5.4)
Amortization of deferred development costs	A	2.9		4.8	13.1
Deferred pre-operating costs excluding amortization noted below	B	(1.6)		(6.9)	2.0
Amortization of pre-operating costs	B	2.0		3.0	4.0
Financial instruments	C,J	4.9		7.0	7.9
Reduction of the net investment in self-sustaining operations	E	-		-	(5.3)
Stock-based compensation	I	(5.9)		5.2	2.2
Future income tax relating to the above adjustments		(5.9)		(2.9)	(7.6)

Earnings from continuing operations – U.S. GAAP		$163.0		$135.9	$80.5
Results of discontinued operations in accordance with
U.S. GAAP		(12.1)		(1.7)	(6.0)

Net earnings in accordance with U.S. GAAP		$150.9		$134.2	$74.5

Basic and diluted earnings per share from continuing
operations in accordance with U.S. GAAP		$0.64		$0.54	$0.32

Basic and diluted results per share from discontinued operations
in accordance with U.S. GAAP		$(0.05	) $	(0.01)	$(0.02)

Basic and diluted net earnings per share in accordance with
U.S. GAAP		$0.59		$0.53	$0.30

Dividends per common share		$0.04		$0.04	$0.04

Weighted average number of common shares outstanding
(Basic)		253.4		251.1	249.8

Weighted average number of common shares outstanding
(Diluted)		254.6		253.0	252.1

Comprehensive income in accordance with U.S. GAAP
Years ended March 31
(amounts in millions)	Notes	2008	2007		2006

Net earnings in accordance with U.S. GAAP		$150.9	$134.2		$74.5

Other comprehensive (loss) income
Defined Benefit Adjustment
Net change in actuarial gains (losses)	F,G	(5.9)	-		-
Change in accumulated minimum pension liability	F,G	-	17.0		(0.2)
Reclassifications to income	F,G	2.7	-		-
Income tax adjustment	F,G	(0.5)	(5.3)		0.1

		$(3.7)	$11.7		$(0.1)

Foreign Currency Translation Adjustment
Net foreign exchange (losses) gains on translation of
financial statements of self-sustaining foreign
operations	E,F	(50.2)	26.1		(49.2)
Net change in gains of certain long-term debt denominated
in foreign currency and designated as hedges on net
investments on self-sustaining foreign operations	C,F	15.7	1.5		4.6
Income tax adjustment	E,F	(0.6)	(0.1)		1.0

		(35.1)	27.5		(43.6)

Total other comprehensive (loss) income in accordance with
U.S. GAAP		(38.8)	39.2		(43.7)

Comprehensive income in accordance with U.S. GAAP		$112.1	$173.4		$30.8

Accumulated Other Comprehensive Loss in accordance with U.S. GAAP
Years ended March 31
(amounts in millions)	Notes	2008	2007		2006

Accumulated other comprehensive loss in accordance with
U.S. GAAP, beginning of year		$(115.8)	$(122.0	) $	(78.3)
Other comprehensive (loss) income in accordance with U.S.
GAAP		(38.8)	39.2		(43.7)
Unrecognized actuarial gains and losses and past service
costs on defined benefit pension plan, net of tax
recovery of $nil (2007–$14.9)	G	-	(33.0)		-

Accumulated other comprehensive loss in accordance with
U.S. GAAP, end of year		$(154.6)	$(115.8) $ (122.0)

Reconciliation of shareholders’ equity in Canadian GAAP to U.S. GAAP
As at March 31
(amounts in millions)	Notes	2008	2007	2006

Shareholders’ equity in accordance with Canadian GAAP		$948.5	$829.9	$672.2
Deferred development costs,
net of tax recovery of $6.3 (2007 – $12.7; 2006 – $13.3)	A	(13.7)	(12.0)	(12.8)
Deferred pre-operating costs,
net of tax recovery of $3.9 (2007 – $4.5; 2006 – $2.9)	B	(8.8)	(8.6)	(6.3)
Financial instruments,
net of tax recovery of $0.2 (2007 – $5.5; 2006 – $7.7)	C,J	(0.5)	(12.9)	(17.7)
Defined benefit and other post-retirement benefit,
net of tax recovery of $17.5 (2007 - $18.0; 2006 – $8.4)	G	(43.7)	(40.0)	(18.7)
Stock-based compensation,
net of tax expense of $1.0 (2007 - $3.3; 2006 – $1.6)	I	2.1	7.0	3.1

Shareholders’ equity in accordance with U.S. GAAP		$883.9	$763.4	$619.8

Consolidated balance sheets in accordance with U.S. GAAP
As at March 31
(amounts in millions)	Notes		2008		2007

		Canadian	U.S.	Canadian	U.S.
		GAAP	GAAP	GAAP	GAAP
Assets
Current assets
Cash and cash equivalents		$255.7	$255.7	$150.2	$150.2
Accounts receivable	C	237.8	238.3	219.8	221.2
Derivative instruments	C	17.2	19.0	-	8.7
Inventories	C	229.9	229.9	203.8	206.0
Prepaid expenses	C	32.7	32.7	23.5	23.6
Income taxes recoverable		39.0	39.0	24.7	24.7
Future income taxes	B,C	14.1	14.2	3.7	8.4

		$826.4	$828.8	$625.7	$642.8

Property, plant and equipment, net	J	1,046.8	1,046.8	986.6	984.3
Future income taxes	A,B,C,G,I	64.3	71.7	81.5	125.0
Derivative instruments	C	13.7	14.9	-	8.6
Intangible assets		62.0	62.0	36.0	36.0
Goodwill		115.5	115.5	96.9	96.9
Other assets	A,B,G,L	124.5	65.9	129.5	68.2

		$2,253.2	$2,205.6	$1,956.2	$1,961.8

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued
liabilities	C,G,I	$459.1	$459.8	$403.9	$404.4
Deposits on contracts	C	209.3	210.2	184.8	187.9
Derivative instruments	C	23.6	28.5	-	14.8
Current portion of long-term debt		27.3	27.3	27.2	27.2
Future income taxes	A,C,I	16.8	13.1	4.9	8.3

		$736.1	$738.9	$620.8	$642.6

Long-term debt	C,L	352.5	348.2	256.0	254.5
Deferred gains and other long-term
liabilities	C,G,I,J	175.8	207.2	232.7	251.8
Derivative instruments	C	9.1	11.7	-	25.3
Future income taxes	C,I,G	31.2	15.7	16.8	24.2

		$1,304.7	$1,321.7	$1,126.3	$1,198.4

Shareholders’ Equity
Capital stock	D,H	$418.9	$663.1	$401.7	$645.9
Contributed surplus	I	8.3	7.6	5.7	6.3
Retained earnings	A,B,C,D,E,H,I,J,L	644.5	367.8	510.2	227.0
Accumulated other comprehensive
loss	C,E,G	(123.2)	(154.6)	(87.7)	(115.8)

		$948.5	$883.9	$829.9	$763.4

		$2,253.2	$2,205.6	$1,956.2	$1,961.8

Consolidated statements of cash flows

Under U.S. GAAP reporting, separate subtotals within operating, financing and investment activities would not be presented.

The reconciliation of cash flows under Canadian GAAP to conform to U.S. GAAP is as follows:

Years ended March 31
(amounts in millions)	Notes	2008	2007	2006

Net cash provided by operating activities in
accordance with Canadian GAAP		$260.9	$239.3	$228.0
Deferred development costs	A	(16.5)	(3.0)	(1.8)
Deferred pre-operating costs	B	(3.9)	(5.9)	(0.7)

Net cash provided by operating activities in
accordance with U.S. GAAP		$240.5	$230.4	$225.5

Net cash used in investing activities in accordance
with Canadian GAAP		$(257.2)	$(178.1)	$(147.1)
Deferred development costs	A	16.5	3.0	1.8
Deferred pre-operating costs	B	3.9	5.9	0.7

Net cash used in investing activities in accordance
with U.S. GAAP		$(236.8)	$(169.2)	$(144.6)

Net cash provided by (used in) financing activities in
accordance with U.S. GAAP		$101.9	$3.5	$(53.2)

Reconciliation items

A)	Deferred development costs

Under U.S. GAAP, development costs are expensed as incurred. Under Canadian GAAP, certain development costs are capitalized and amortized over their estimated useful lives if they meet the criteria for deferral.

B)	Deferred pre-operating costs

Under U.S. GAAP, pre-operating costs are expensed as incurred. Under Canadian GAAP, the amounts are deferred and amortized over five years based on the expected period and pattern of benefit of the deferred expenditures.

C)	Financial instruments

Prior to April 1, 2007

Foreign currency derivatives

Under Canadian GAAP, the Company’s derivatives, not used for speculative purposes and that did not qualify for hedge accounting were carried at fair value on the consolidated balance sheet, with changes in fair value recognized into earnings. There was no difference in accounting between Canadian GAAP and U.S. GAAP in respect to these derivatives.

The derivatives embedded within host contracts were not separately accounted for and the Company’s derivatives that qualified and had been designated as part of a hedging relationship were off-balance sheet items. The Company recognized the gains and losses on foreign currency derivatives entered into for hedging purposes in income concurrently with the recognition of the transactions being hedged.

For U.S. GAAP, the Company recognized all of its derivatives, including embedded derivatives in host contracts, on the consolidated balance sheet at fair value with realized and unrealized gains and losses resulting from the change in fair value of derivatives recognized in earnings as the gains and losses arise and not concurrently with the recognition of the transactions being hedged.

Interest rate swap

Under Canadian GAAP, the interest payments relating to interest rate swaps were recorded in net earnings over the life of the underlying transaction on an accrual basis as an adjustment to interest income or interest expense. Also the deferred gain on interest rate swaps was amortized against the interest expense of the relevant long-term debt over the remaining terms of the swaps.

Under U.S. GAAP, the interest rate swaps were recorded on the consolidated balance sheet at fair value with changes in fair value recognized into earnings. The Company did not apply the optional hedge accounting provisions of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, SFAS 138, Accounting for Certain Derivative Instruments and Hedging Activities – an amendment of SFAS 133 and SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. As a result, the amortization of the deferred gain and the remaining unamortized amount on interest rate swaps under Canadian GAAP is reversed for the purposes of U.S. GAAP.

Effective April 1, 2007

The Company adopted CICA section 3855 – Financial Instruments Recognition and Measurement, which requires the Company to recognize all of its derivative instruments (whether designated in hedging relationships or not, or embedded within hybrid instruments) at fair value on the consolidated balance sheet.

Under Canadian GAAP, the accounting for changes in fair value (i.e. gains and losses) of derivatives instruments depends on whether it has been designated and qualifies as part of a hedging relationship as per provision of CICA section 3865 - Hedges.

Cash Flow Hedges

For strategies designated as cash flow hedges, the effective portion of the changes in the fair value of the derivative is accumulated in OCI until the variability in the cash flow being hedged is recognized in earnings in future accounting periods. For cash flow hedges, if a derivative instrument is designated as a hedge and meets the criteria for hedge effectiveness, earnings offset is available, but only to the extent that the hedge in effective. The ineffective portion of cash flow is recorded in earnings in the current period.

Under U.S. GAAP, realized and unrealized gains and losses resulting from the change in fair value of derivatives that qualifies and has been designated as part of a hedging relationship are recognized in earnings as the gains and losses arise and not concurrently with the recognition of the transactions being hedged, as the Company has not chosen to apply the optional hedge accounting provisions of SFAS 133, 138 and 149 for cash flow hedges. As such, all amounts accumulated in OCI under Canadian GAAP were reversed into earnings and retained earnings for US GAAP purposes.

Fair Value Hedges

The Company has an outstanding interest rate swap contract that replaced a swap contract that had previously been put in place when the private placement was raised. The existing swap contract is designated as a fair value hedge of its private placement resulting in changes in LIBOR interest rates. With regards to the outstanding fair value hedge, the gains or losses on the hedged items attributable to the hedged risk are accounted for as an adjustment to the carrying value of the hedged items. While for the fair value hedge that was discontinued prior to the transaction date, the carrying amount of the hedged item is adjusted by the remaining balance of any deferred gain or loss on the hedging item. As such, the debt basis adjustment has been recorded with the private placement as an increase to the gross long-term debt amount.

Under U.S. GAAP, the interest rate swaps are recorded on the consolidated balance sheet at fair value with changes in fair value recognized into earnings. The Company did not apply the optional hedge accounting provisions of SFAS 133, 138 and 149 for Fair value hedges. As a result, the debt basis adjustment has been recorded in earnings for U.S. GAAP purposes.

Embedded Foreign Currency Derivatives

Under Canadian GAAP, the Company elects to record, as a single contract, an embedded foreign currency derivative in a host contract that is not a financial instrument, provided:

(i)	it is not leveraged;

(ii)	it does not contain an option feature; and

(iii)	it requires payments denominated in a currency that is commonly used in contracts to purchase or sell non-financial items in the economic environment in which the transaction takes place (for example, a relatively stable and liquid currency that is commonly used in local business transactions or external trade).

This policy choice is not permitted under U.S. GAAP. U.S. GAAP would require the embedded derivative to be bifurcated from the host contract (unless the currency happens to be the functional currency of one of the substantial parties to the contract or is the routinely denominated currency for that particular good or service).

D)	Reduction in stated capital

On July 7, 1994, the Company applied a portion of its deficit as a reduction of its stated capital in the amount of $249.3 million. Under U.S. GAAP, the reduction of stated capital would not be permitted.

E)	Foreign currency translation adjustment

In fiscal 2006, the Company transferred to consolidated earnings an amount of $5.3 million as a result of reductions in net investments in self-sustaining foreign operations. Under U.S. GAAP, the reduction in currency translation adjustment account is not permitted.

F)	Comprehensive income

SFAS 130 Reporting Comprehensive Income, requires the disclosure of comprehensive income which is defined as the changes in equity other than those resulting from investments by owners and distributions to owners.

Comprehensive income is comprised of net earnings and OCI. OCI for U.S. GAAP purposes includes defined benefit adjustment and foreign currency translation. Under Canadian GAAP, the Company adopted CICA section 1530 Comprehensive Income only as at April 1, 2007 (Note 2). Under Canadian GAAP, adjustments required for defined benefit and other post-retirement benefit (refer to G) does not currently exist.

G)	Defined benefit and other post-retirement benefit

Until the application of FAS 158, Accounting for Defined Benefit Plans and Other Post-Retirement Benefits – an amendment of FAS Statements No. 87, 88 ,106 and 132(R), the provisions under U.S. GAAP of FAS 87, Employers' Accounting for Pensions, require that if the accumulated benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the consolidated balance sheet is less than the minimum liability. Any portion of the additional liability that relates to unrecognized past service costs is recognized as an intangible asset while the remainder is charged to comprehensive income. The concept of additional minimum liability does not currently exist under Canadian GAAP.

As at March 31, 2007, the Company prospectively adopted FAS 158. Under this statement, the over-funded or under-funded status of a defined benefit pension and other post-retirement benefit plans must be recognized as an asset or liability on the consolidated balance sheet. Any unrecognized actuarial gains or losses, prior service cost or credits and unrecognized net transitional assets or obligations must be recognized as a component of accumulated other comprehensive income. This concept does not currently exist under Canadian GAAP.

H)	Share issue costs

Under Canadian GAAP, costs related to share issuance can be presented in retained earnings, net of taxes. In fiscal 2004, the Company included share issued costs of $5.1 million into its retained earnings. Under U.S. GAAP, these costs were recorded as a reduction of capital stock.

I)	Stock-based compensation

Under Canadian GAAP, the Company has adopted EIC-162 in the third quarter of fiscal 2007, with restatement of prior periods. Under U.S. GAAP, the Company adopted SFAS No. 123R (revised 2004), Share-Based Payment, on April 1, 2006, which has the same requirements as EIC-162 under Canadian GAAP except that FAS 123R is to be applied prospectively from April 1, 2006 to new option awards that have retirement eligibility provisions. Consequently, this creates a discrepancy in the compensation expense reported in each year.

J)	Interest on receivables and payables

Prior to April 1 2007, under U.S. GAAP, when evaluating the fair value of a non-interest bearing note receivable or payable, the current market interest rate for transactions with similar terms should have been used for the discounting of that financial instrument.

As described in Note 2, Canadian GAAP related to this matter was amended to be consistent with

	U.	S. GAAP on a prospective basis effective April 1, 2007.

K)	Accounting for joint ventures

	U.	S. GAAP requires the Company’s investments in joint ventures to be accounted for using the equity method. However, under an accommodation of the SEC, accounting for joint ventures need not to be reconciled from Canadian to U.S. GAAP. The different accounting treatment affects only display and classification and not earnings or shareholders’ equity.

L)	Transaction costs

Prior to April 1 2007, under Canadian GAAP, transaction costs on long-term debt were presented in Other assets as a deferred charge. U.S. GAAP requires that transactions costs be reported as a direct reduction of the long-term debt. As described in Note 2, Canadian GAAP related to this matter was amended to be consistent with U.S. GAAP on a prospective basis effective April 1, 2007.

Change in accounting policy

Accounting for stock-based compensation

Prior to April 1, 2003, CAE had elected to measure stock-based compensation using the intrinsic value base method of accounting. In that instance, however, under SFAS 123, the Company is required to make pro forma disclosures of net earnings, basic earnings per share and diluted earnings per share using the fair value method of accounting for stock-based compensation granted prior to April 1, 2003. Since all stock-based compensation granted prior to April 1, 2003 have ended, for fiscal year 2008 and for subsequent years, the accounting differences have been eliminated.

Pro forma net earnings and pro forma basic and diluted net earnings per share are presented as follows:

(amounts in millions, except per share amounts)	2008	2007	2006

Net earnings, as reported per U.S. GAAP	$150.9	$134.2	$74.5

Additional compensation expense recorded	-	3.0	2.5

Net earnings before the effect of stock-based compensation	$150.9	$137.2	$77.0

Pro forma impact	-	(3.0)	(4.2)

Pro forma net earnings	$150.9	$134.2	$72.8

Pro forma basic and diluted net earnings per share	0.59	0.53	0.29

Under Canadian GAAP, since the adoption of Emerging Issues Committee (EIC)-162, Stock-Based Compensation for Employees Eligible to Retire Before the Vesting Date, during fiscal 2007, the Company recognizes the stock-based compensation expense for employees who will become eligible for retirement during the vesting period over the period from grant date to the date the employee becomes eligible to retire. In addition, if an employee is eligible to retire on the grant date, the compensation expense must be recognized at that date unless the employee is under contract which, in that case, the compensation expense must be recognized over the term of the contract.

Under U.S. GAAP, the Company adopted SFAS No. 123R (revised 2004), Share-Based Payment, on April 1, 2006, which has the same requirements as EIC-162 under Canadian GAAP except FAS 123R is to be applied prospectively from April 1, 2006 to new option awards that have retirement eligibility provisions. The nominal vesting period approach is continued for any option awards granted prior to adopting FAS 123R and for the remaining portion of unvested outstanding options.

Defined benefit pension and other post-retirement plans

In September 2006, the FASB issued FAS 158. FAS 158 requires an entity to: (i) recognize the over-funded or under-funded status of a benefit plan as an asset or liability in the balance sheet; (ii) recognize the existing unrecognized net gains and losses, unrecognized prior-service costs and credits, and unrecognized net transition assets or obligations in other comprehensive income; and (iii) measure defined benefit plan assets and obligations as of the year-end balance sheet date. This statement is effective prospectively at the end of fiscal year 2007 in respect to the recognition requirements described in (i) and (ii) above and have been adopted. In regards to the measurement date changes mentioned in (iii) above, the effective date is the end of fiscal year 2009.

Accounting for uncertainty in income taxes

On April 1, 2007, the Company adopted the provisions of the FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109 and prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance as to derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. There was no change in the income tax reserves of the Company at April 1, 2007, upon the adoption of FIN 48.

Future changes to accounting standards

Fair value measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, to increase consistency and comparability in fair value measurements and to expand their disclosures. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The new standard includes a definition of fair value as well as a framework for measuring fair value. The standard is effective for fiscal periods beginning after November 15, 2007 and should be applied prospectively, except for certain financial instruments where it must be applied retrospectively as a cumulative-effect adjustment to the balance of opening retained earnings in the year of adoption. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In February 2008, FASB issued a Staff Position (FSP) FAS 157-1: Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13. This FSP amends FASB Statement No. 157, Fair Value Measurements, to exclude FASB Statement No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under Statement 13. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under FASB Statement No. 141, Business Combinations, or No. 141 (revised 2007), Business Combinations, regardless of whether those assets and liabilities are related to leases.

In February 2008, FASB issued FSP FAS 157-2: Effective Date of FASB Statement No. 157. This FSP delays the effective date of FASB Statement No. 157, Fair Value Measurements, for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP.

The fair value option for financial assets and financial liabilities

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 Accounting for Certain Investments in Debt and Equity Securities. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement. This statement is effective as of the beginning of the first fiscal year that begins after November 15, 2007. This statement should not be applied retrospectively to fiscal years beginning prior to the effective date, except as permitted under certain circumstances if adopted early.The Company is currently evaluating the impact of this standard on its consolidated financial statements.

Business combination and non-controlling interests in consolidated financial statements

In December 2007, FASB issued SFAS No. 141(R), Business Combinations, and No. 160, Non-controlling Interests in Consolidated Financial Statements. These statements require a greater number of acquired assets and assumed liabilities to be measured at fair value as at the acquisition date. As well, liabilities related to contingent consideration should be remeasured to fair value at each subsequent reporting period. In addition, an acquirer should expense all acquisition-related costs in the pre-acquisition period. Finally; non-controlling interests in subsidiaries should initially to be measured at fair value and classified as a separate component of equity. These statements are effective for fiscal years beginning after December 15, 2008. The Company is currently evaluation the impact of this standard on its consolidated financial statements.

Offsetting of amounts related to certain contracts

In April 2007, FASB issued FSP FIN 39-1 Amendment of FASB Interpretation No.39, Offsetting of Amounts Related to Certain Contracts. This FSP replaces the terms conditional contracts and exchange contracts with the term derivative instruments as defined in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. It also permits a reporting entity to offset fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement that have been offset in accordance with the related accounting literature. This staff position is effective for fiscal years beginning after November 15, 2007 although early application is permitted. This staff position should be applied retrospectively as a change in accounting principle for all financial statements presented. The Company is currently evaluation the impact of this standard on its consolidated financial statements.

Additional U.S. GAAP disclosures
i) Statements of earnings
Years ended March 31
(amounts in millions)		2008		2007			2006

Canadian		U.S.	Canadian	U.S.	Canadian		U.S.
	GAAP	GAAP	GAAP	GAAP	GAAP		GAAP
Revenues from sales of simulators(1)	$819.0	$813.7	$705.6	$699.0	$584.4		$584.4
Revenues from sales of training and
services(1)	$604.6	$604.6	$545.1	$545.4	$522.8		$522.8
Cost of sales from simulators	$500.3	$501.5	$427.5	$427.5	$386.8		$386.8
Cost of sales from training and services $	353.7	$353.7	$308.8	$312.7	$314.2		$308.2
Research and development expenses(2) $	78.1	$72.9	$80.3	$78.9	$62.6		$54.9
Rental expenses	$66.1	$66.1	$72.6	$72.6	$80.5		$80.5
Selling, general and administrative
expenses	$186.5	$192.4	$166.9	$161.7	$133.5		$131.3
Foreign exchange gain	$(12.6)	$(26.1)	$(2.9)	$(15.4)	$(8.4	) $	(10.7)
Interest expense, net	$17.5	$19.6	$10.6	$9.8	$16.2		$15.9

(1)	Taxes assessed by government authorities that are directly imposed on revenue-producing transactions between the Company and customers are excluded from revenues.

(2)	Research and development expense is before governments’ contribution.

ii) Balance sheet

Accounts payable and accrued liabilities on a U.S. GAAP basis are presented as follows:

As at March 31
(amounts in millions)							2008		2007

Accounts payable trade							$180.4		$166.8
Contract liabilities							77.9		71.1
Income tax payable							8.0		8.6
Other accrued liabilities							193.5		157.9

Accounts payable and accrued liabilities							$459.8		$404.4

Accounts receivable from governments	amounted	to	$77.2	million	as	of	March	31,	2008
(2007 - $62.7 million).

iii) Income taxes

The components of earnings (loss) before income taxes and income taxes on a Canadian GAAP basis are as follows:

Years ended March 31
(amounts in millions)	2008	2007	2006

Earnings (loss) before income taxes
Canada	$147.2	$38.8	$(19.0)
Other countries	86.8	140.0	106.8

	$234.0	$178.8	$87.8

Current income taxes
Canada	$30.8	$53.8	$4.2
Other countries	12.0	10.1	8.9

	$42.8	$63.9	$13.1

Future income taxes
Canada	$19.9	$(41.2)	$(7.0)
Other countries	6.5	27.0	12.1

	$26.4	$(14.2)	$5.1

Total income tax expense	$69.2	$49.7	$18.2

iv) Product warranty costs

The Company has warranty obligations in connection to the sale of its civil and military simulators. The original warranty period is usually for a two-year period. The cost incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time revenue is recognized. The Company estimates its warranty cost for a given product based on past experience. The change in the Company's accrued warranty liability on a Canadian and U.S. GAAP basis, is as follows:

As at March 31
(amounts in millions)	2008	2007

Accrued warranty liability at beginning of year	$10.7	$8.7
Warranty settlements during the year	(5.9)	(5.2)
Warranty provisions	7.5	6.8
Adjustments for changes in estimates	0.3	0.4

Accrued warranty liability at the end of year	$12.6	$10.7

Note 27

Comparative Financial Statements

The comparative Consolidated Financial Statements have been reclassified from statements previously presented to conform to the presentation adopted in the current year.

Note 28

Subsequent event

The Company has been in arbitration with the buyer of the Company’s assets of the sawmill division of its Forestry Systems, which was sold to the buyer in fiscal 2003, because of a dispute over a further payment owed to the Company by the buyer (Note 5). The arbitration ceased mid-way in April 2008 when the buyer was the subject of a petition for receivership and is understood to be insolvent. A write off, in the amount of $8.5 million (net of a tax recovery of $1.5 million), has been accounted for in the fiscal 2008 because, in accordance with the relevant accounting pronouncements, the Company deems that the impairment conditions existed at the date of the consolidated financial statements.